Exhibit (a)(1)(i)

CONVERSION OFFER MEMORANDUM

Canadian Solar Inc.
Offer to Increase Conversion Rate
For the Conversion of
Canadian Solar Inc.’s
6.0% Convertible Senior Notes due 2017
(CUSIP Nos. 136635 AA 7 and 136635 AB 5)
into Canadian Solar Inc. Common Shares

We are offering to increase the conversion rate to holders of our 6.0% Convertible Senior Notes due 2017 who elect to convert their notes into our common shares, in accordance with the terms and subject to the conditions described in this conversion offer memorandum and the accompanying letter of transmittal. As of May 27, 2008, US$75,000,000 principal amount of notes were outstanding.

The notes are currently convertible at a conversion rate of 50.6073 common shares per US$1,000 principal amount of notes, subject to adjustment, which is equivalent to a conversion price of approximately US$19.76 per share. Holders who surrender their notes for conversion on or before 5:00 p.m., New York City time, on June 24, 2008 will receive common shares based on a conversion rate, subject to adjustment, equal to the sum of: (a) 50.6073 and (b) the quotient (rounded to four decimal places) obtained by dividing (i) $117.00 by (ii) the arithmetic average of the daily volume-weighted average price (as described in this conversion offer memorandum) of our common shares for the ten trading days from and including June 3, 2008 to and including June 16, 2008. The actual number of common shares you will receive if you convert your notes in this conversion offer will be fixed after 5:00 p.m., New York City time, on Monday, June 16, 2008, on the basis of the pricing formula set forth above, and announced prior to the opening of trading on Tuesday, June 17, 2008.

This offer will expire at 5:00 p.m., New York City time, on Tuesday, June 24, 2008, unless extended or earlier terminated.

The conversion offer is not conditioned on any minimum number of notes being tendered. The conversion offer is, however, subject to other conditions as described in “The Conversion Offer — Conditions to the Conversion Offer.”

We are not required to issue fractional shares of common shares upon conversion of the notes. Instead, we will pay a cash adjustment for such fractional shares based upon the closing price of the common shares on the business day preceding the settlement date.

The notes are not listed on any national securities exchange and there is no established trading market for these notes. Our common shares are traded on Nasdaq Global Market under the symbol “CSIQ” As of May 23, 2008, the closing price of the common shares on the Nasdaq Global Market was US$38.49 per share.

The offer is being made in reliance upon an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, and applicable exemptions under state securities laws.

We will not pay any commission or other remuneration to any broker, dealer, salesman or other person to solicit conversion of the notes.

The securities issuable upon conversion of the notes have not been registered under the Securities Act or any state securities law and may not be offered, sold or otherwise transferred, pledged or hypothecated unless so registered or exempt from registration under the Securities Act. See “Transfer Restrictions” beginning on page 55.

Conversion of the notes and an investment in the common shares involves risks. See “Risk Factors” beginning on page 11 for a discussion of issues that you should consider with respect to this conversion offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this conversion offer memorandum is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this conversion offer memorandum is May 27, 2008

As used in this conversion offer memorandum, except where the context otherwise requires or as otherwise indicated, “Canadian Solar Inc.,” “Canadian Solar,” the “company,” “we,” “our,” and “us” refer to Canadian Solar Inc. and its subsidiaries.

This conversion offer memorandum incorporates important business and financial information about us that is not included in or delivered with this conversion offer memorandum. Information incorporated by reference is available without charge to holders of our notes upon written or oral request to us at Canadian Solar Inc., No. 199 Lushan Road, Suzhou New District, Suzhou, Jiangsu 215129. People’s Republic of China, Attention: Investor Relations, or by telephone at (86-512) 6690 8088 or by facsimile at (86-512) 6690 8087. To obtain timely delivery, holders of notes must request the information no later than five business days before the date they must make their investment decision, or June 24, 2008, the present expiration date of the conversion offer, and deliver proper instructions prior to the expiration date of the conversion offer.

You should rely only on the information contained or incorporated by reference in this conversion offer memorandum. We have not, and each of the financial advisor, the information agent and the conversion agent has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to convert these securities in any jurisdiction where the offer or conversion is not permitted. To the best of our knowledge, the information in this conversion offer memorandum is materially accurate on the date appearing on the front cover of this conversion offer memorandum. You should assume that the information in this conversion offer memorandum is materially accurate as of the date appearing on the front cover of this conversion offer memorandum only. Our business, financial condition, results of operations and prospects may have changed since that date.

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FORWARD-LOOKING STATEMENTS

The information in this conversion offer memorandum and the documents incorporated herein by reference contains forward-looking statements that relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition, results of operations, business strategy and financial needs, all of which are largely based on our current expectations and projections. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to” or other and similar expressions. Forward-looking statements involve inherent risks and uncertainties. These forward-looking statements include, among other things, statements relating to:

•	this conversion offer;

•	our expectations regarding the worldwide demand for electricity and the market for solar power;

•	our beliefs regarding lack of infrastructure reliability and long-term fossil fuel supply constraints;

•	our beliefs regarding the inability of traditional fossil fuel-based generation technologies to meet the demand for electricity;

•	our beliefs regarding the importance of environmentally friendly power generation;

•	our expectations regarding governmental support for the deployment of solar power;

•	our beliefs regarding the future shortage or availability of the supply of high-purity silicon;

•	our beliefs regarding the acceleration of adoption of solar power technologies and the continued growth in the solar power industry;

•	our beliefs regarding the competitiveness of our solar module products;

•	our expectations with respect to increased revenue growth and improved profitability;

•	our expectations regarding the benefits to be derived from our supply chain management and vertical integration manufacturing strategy;

•	our ability to continue developing our in-house solar components production capabilities and our expectations regarding the timing and production capacity of our internal manufacturing programs;

•	our beliefs regarding our securing adequate silicon and solar cell requirements to support our solar module production;

•	our beliefs regarding the effects of environmental regulation;

•	our beliefs regarding the changing competitive arena in the solar power industry;

•	our future business development, results of operations and financial condition; and

•	competition from other manufacturers of solar power products and conventional energy suppliers.

Known and unknown risks, uncertainties and other factors, may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. See “Risk Factors” for a discussion of some risk factors that may affect our business and results of operations. These risks are not exhaustive. Other sections of this conversion offer memorandum and the documents incorporated herein by reference may include additional factors that could adversely impact our business and financial performance. Moreover, because we operate in an emerging and evolving industry, new risk factors may emerge from time to time. It is not possible for our management to predict all risk factors, nor can we assess the impact of these factors on our business or the extent to which any factor, or combination of factors, may cause actual result to differ materially from those expressed or implied in any forward-looking statement.

This conversion offer memorandum, including the documents incorporated herein by reference, also contains data related to the solar power market in several countries. These market data include projections that are based on a

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number of assumptions. The solar power market may not grow at the rates projected by the market data, or at all. The failure of the market to grow at the projected rates may materially and adversely affect our business and the market price of our common shares. In addition, the rapidly changing nature of the solar power market subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this conversion offer memorandum and in the documents incorporated herein by reference relate only to events or information as of the date on which the statements are made in this conversion offer memorandum or, in the case of statements made in documents incorporated by reference, as of the respective dates of those documents. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this conversion offer memorandum as well as the information contained in the letter of transmittal and any amendments or supplements thereto. Because this is a summary, it may not contain all the information you should consider before deciding whether to accept our offer to convert your notes in the conversion offer. You should read this entire conversion offer memorandum carefully, including the section entitled “Risk Factors,” before making your investment decision.

Canadian Solar Inc.

We design, develop, manufacture and sell solar cell and module products that convert sunlight into electricity for a variety of uses. We are incorporated in Canada and conduct all of our manufacturing operations in China. Our products include a range of standard solar modules built to general specifications for use in a wide range of residential, commercial and industrial solar power generation systems. We also design and produce specialty solar modules and products based on our customers’ requirements. Specialty solar modules and products consist of customized modules that our customers incorporate into their own products, such as solar-powered bus stop lighting, and complete specialty products, such as solar-powered car battery chargers. We sell our products under our “CSI” brand name and to OEM customers under their brand names. We also implement solar power development projects, primarily in conjunction with government organizations to provide solar power generation in rural areas of China.

We currently sell our products to customers located in various markets worldwide, including Germany, Spain, Canada, Korea and China. We sell our standard solar modules to distributors and system integrators. We sell our specialty solar modules and products directly to various manufacturers who integrate the specialty solar modules into their own products and sell and market the specialty solar products as part of their product portfolio.

We have historically manufactured our module products from solar cells purchased from third-party manufacturers. In 2007, we began to pursue a new business model that combines internal manufacturing capacity supplemented by direct material purchases and outsourced toll manufacturing relationships which we believe provides us with several competitive benefits. We believe that this approach allows us to benefit from the increased margin available to vertically integrated solar manufacturers while reducing the capital expenditures required relative to a fully vertically integrated business model. We also believe that it provides us with greater flexibility to respond to short-term demand patterns and longer-term to take advantage of the availability of low-cost outsourced manufacturing capacity. Additionally, it enables us to improve production yields, control our inventory more efficiently and improve cash management, resulting in increased confidence in our forecasts for revenue growth and margin improvement in the future.

We believe that we have contractually secured a major portion of our silicon and solar cell requirements to support solar module production of 200 to 220MW in 2008. For silicon material supplies, we have entered into a five-year supply agreement with Luoyang Poly from 2006 to 2010 for high purity silicon. For silicon wafers, we have entered into a three-year fixed price and volume agreement with LDK from 2008 to 2010 for specified quantities of solar wafers, including 50MW for delivery in 2008. We also have standby toll manufacturing arrangements with LDK and other ingot and wafer manufacturers to convert our virgin polysilicon and reclaimed silicon feedstock into wafers. In January 2007, we entered into a supply agreement with Deutsche Solar of Germany for a supply of multi-crystalline silicon wafers through 2018. In November 2007, we entered into various agreements with China Sunergy for a supply of 25MW of solar cells for delivery in 2008, and an agreement with Gintech of Taiwan for a supply of 17 to 22MW of solar cells for delivery in 2008. We have other silicon wafer and solar cell supply agreements in place. We believe contracts such as these allow us to diversify our silicon wafer supply sources and also provide an option of securing additional wafer supplies from other sources, helping us to meet demand for our solar products.

We continue to evaluate new technologies, including the use of upgraded metallurgical grade silicon, or UMgSi, to manufacture more cost-effective modules. We commenced commercial production of e-Modules, a cost-effective medium power solar module product using 100% upgraded metallurgical grade (UMG) silicon, in March

2008. We converted one of our solar cell lines and dedicated it to UMG cells in early April, 2008 and ramped up to full production shortly thereafter. Delivery of e-Modules to our European and US customers started in early May. We believe that we are on track to achieve our prior estimate of shipping 30-40MW of e-Modules in 2008.

We have expanded our in-house manufacturing capacity for both solar cells and solar modules, completing our first solar cell production line with an annual capacity of 25MW in the first quarter of 2007 and our second 25MW production line in the third quarter of 2007. We installed our third and fourth solar cell production lines in November of 2007 and our annual solar cell production capacity was 100MW as of December of 2007. Currently, we intend to use all of our solar cells in the manufacturing of our own solar module products. As of March 31, 2008, we had 400MW of combined annual module manufacturing capacity at our Suzhou, Changshu and Luoyang facilities.

In addition, we have commenced work on two new projects:

•	Expansion of our internal solar cell manufacturing capacity from 100 to 250MW. We expect to complete this project by the third quarter of 2008.

•	Construction of a solar ingot and wafer plant in Luoyang, China. We expect to complete the initial phase of this project by the third quarter of 2008, which will give us an annual solar wafer capacity of 40 to 60MW.

We believe that the substantial industry and international experience of our management team has helped us foster strategic relationships with suppliers throughout the solar power industry value chain. We also take advantage of our flexible and low cost manufacturing capability in China to lower our manufacturing and operating costs. We believe we have a proven track record of low cost and rapid expansion of solar cell and solar module manufacturing capacity.

Purpose of the Conversion Offer

We are offering to increase the conversion rate for the notes surrendered for conversion upon the terms and subject to the conditions set forth in this conversion offer memorandum and the related letter of transmittal. The notes are currently convertible at a conversion rate of 50.6073 common shares per US$1,000 principal amount of notes, subject to adjustment, which is equivalent to a conversion price of approximately US$19.76 per share. The conversion offer allows current holders of notes who surrender their notes for conversion on or before 5:00 p.m., New York City time, on Tuesday, June 24, 2008 to receive a conversion rate, subject to adjustment, equal to the sum of: (a) 50.6073 and (b) the quotient (rounded to four decimal places) obtained by dividing (i) $117.00; by (ii) the arithmetic average of the daily volume-weighted average price of our common shares for the ten trading days from and including June 3, 2008 to and including June 16, 2008. The actual number of common shares you will receive if you convert your notes in this conversion offer will be fixed after 5:00 p.m., New York City time, on Monday, June 16, 2008, on the basis of the pricing formula set forth above, and announced prior to the opening of trading on Tuesday, June 17, 2008.

The purposes of the conversion offer are to induce the conversion into common shares of any and all of the outstanding notes to reduce our ongoing fixed interest obligations, and to improve the trading liquidity of our common shares by increasing the number of outstanding shares of common shares available for trading. We believe that a successful conversion offer may facilitate a greater access to the equity capital markets for us, including through future offerings of convertible notes or other equity-linked securities, and enable us to capitalize on opportunities for future growth.

The Conversion Offer

The company	Canadian Solar Inc.

The notes	6.0% Convertible Senior Notes due 2017. The notes are governed by an Indenture, dated as of December 10, 2007 (the “Indenture”), between the Company and The Bank of New York, as trustee.

The conversion offer	We are offering to increase the current conversion rate, as more fully discussed below, on terms and subject to the conditions set forth herein.

Purposes of the conversion offer	The purposes of the conversion offer are to induce the conversion to common shares of any and all of the outstanding notes to reduce our ongoing fixed interest obligations, and to improve the trading liquidity of our common shares by increasing the number of outstanding shares of common shares available for trading. We believe that a successful conversion offer may also facilitate greater access to the equity capital markets for us, including through future offerings of convertible notes or other equity-linked securities, and enable us to capitalize on opportunities for future growth.

Conversion	Under the Indenture, the notes are convertible at a conversion rate of 50.6073 common shares per US$1,000 principal amount of notes. We are offering to increase the conversion rate, subject to antidilution adjustments under the terms of the Indenture, to the sum of (a) 50.6073 and (b) the quotient (rounded to four decimal places), obtained by dividing (i) $117.00 by (ii) the arithmetic average of the daily volume-weighted average price (as described in this conversion offer memorandum) of our common shares for the ten trading days from and including June 3, 2008 to and including June 16, 2008. The actual number of common shares you will receive if you convert your notes in this conversion offer will be fixed after 5:00 p.m., New York City time, on June 16, 2008, on the basis of the pricing formula set forth above, and announced prior to the opening of trading on June 17, 2008.

We are not required to issue fractional shares of common shares upon conversion of the notes. Instead, we will pay a cash adjustment for such fractional shares based upon the closing price of the common shares on the business day preceding the settlement date.

Expiration date	5:00 p.m., New York City time, on June 24, 2008, unless extended or earlier terminated by us. For example, we may extend the expiration date of this conversion offer so that the expiration date occurs upon or shortly after the satisfaction of the conditions to the conversion offer.

Settlement date	The settlement date in respect of any notes validly surrendered for conversion prior to 5:00 p.m., New York City time, on the expiration date is expected to occur promptly following the expiration date.

How to surrender notes	See “The Conversion Offer — Procedures for Surrendering Notes in the Conversion Offer” and the attached letter of transmittal. For further information, you may call the conversion agent at the telephone number set forth on the back cover of this conversion offer memorandum, or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Withdrawal and revocation rights	Notes surrendered for conversion may be validly withdrawn at any time up until 5:00 p.m., New York City time, on the expiration date. In addition, surrendered notes may be validly withdrawn after the expiration date if the notes have not been accepted for conversion after the expiration of 40 business days from May 27, 2008. If the conversion offer is terminated, the notes surrendered in the conversion offer will be promptly returned to the surrendering holders.

Conditions precedent to the conversion offer	Our obligation to increase the conversion rate in respect of notes validly surrendered for conversion pursuant to the conversion offer is contingent upon the satisfaction of certain conditions. See “The Conversion Offer — Conditions to the Conversion Offer.”

Exemption from registration	The issuance of our common shares upon conversion of the convertible notes is exempt from the registration requirements of the Securities Act of 1933, pursuant to Section 3(a)(9) thereof. As a result, we are not required to have an effective registration statement on file with the Commission to register the issuance of our common shares upon conversion of the convertible notes.

Material tax considerations	For a discussion of the material tax considerations of this conversion offer, see “Taxation.”

Brokerage commissions	No brokerage commissions are payable by the holders of notes to the financial advisor, the information agent, the conversion agent, the trustee or us. If you hold your convertible notes through a broker, bank or other nominee, and your broker tenders convertible notes on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Financial advisor	Piper Jaffray & Co. is our financial advisor for the conversion offer. Piper Jaffray’s address and telephone number are included on the back cover of this conversion offer memorandum.

Information agent	Georgeson Inc. is the information agent for the conversion offer. Its address and telephone number are included on the back cover of this conversion offer memorandum.

Conversion agent	The Bank of New York is the conversion agent for the conversion offer. Its address and telephone number are included on the back cover of this conversion offer memorandum.

Regulatory approvals	We are not aware of any other material regulatory approvals necessary to complete the conversion offer, other than the obligation to file a Schedule TO with the SEC and to otherwise comply with applicable securities laws.

No appraisal rights	Holders of notes have no appraisal rights in connection with the conversion offer.

Further information	If you have questions regarding the conversion offer, please contact our financial advisor, Piper Jaffray & Co. You may call Piper Jaffray toll-free at (877) 371-5212. If you have questions regarding the procedures for converting your notes in the conversion offer, please contact The Bank of New York, the conversion agent, at (212) 815-8394. If you require additional conversion offer materials, please contact Georgeson Inc., the information agent, at (800) 223-2064. You may also write to any of these entities at one of their respective addresses set forth on the back cover of this conversion offer memorandum.

QUESTIONS AND ANSWERS ABOUT THE CONVERSION OFFER

These answers to questions that you may have as a holder of our notes are highlights of selected information included elsewhere or incorporated by reference in this conversion offer memorandum. To fully understand the conversion offer and the other considerations that may be important to your decision about whether to participate in it, you should carefully read this conversion offer memorandum in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this conversion offer memorandum. See “Incorporation of Certain Documents by Reference.” For further information about us, see the section of this conversion offer memorandum entitled “Where You Can Find More Information.”

Who is making the conversion offer?

Canadian Solar Inc.

Why are you making the conversion offer?

We are making the conversion offer to reduce our ongoing fixed interest obligations and to improve the trading liquidity of our common shares. We believe that a successful conversion offer may also provide a greater access to the equity capital markets for us, including through future offerings of convertible notes or other equity-linked securities, and enable us to capitalize on opportunities for future growth. The conversion offer allows current holders of notes to receive a greater number of shares of our common shares than they would otherwise have previously received upon conversion of the notes.

What aggregate principal amount of notes is being sought in the conversion offer?

We are offering to convert all outstanding notes into our common shares. As of May 27, 2008, US$75.0 million principal amount of notes was outstanding.

What will I receive in the conversion offer if I surrender my notes for conversion and they are accepted?

The notes are currently convertible at a conversion rate of 50.6073 common shares per US$1,000 principal amount of notes, subject to adjustment, which is equivalent to a conversion price of approximately US$19.76 per share. Holders who surrender their notes for conversion on or before 5:00 p.m., New York City time, on June 24, 2008 will receive a conversion rate, subject to adjustment, equal to the sum of: (a) 50.6073 and (b) the quotient (rounded to the four decimal places) obtained by dividing (i) $117.00 by (ii) the arithmetic average of the daily volume-weighted average price (as described in this conversion offer memorandum) of our common shares for the ten trading days from and including June 3, 2008 to and including June 16, 2008. The actual number of common shares you will receive if you convert your notes in this conversion offer will be fixed after 5:00 p.m., New York City time, on Monday, June 16, 2008, on the basis of the pricing formula set forth above, and announced prior to the opening of trading on Tuesday, June 17, 2008.

We are not required to issue fractional shares of common shares upon conversion of the notes in the conversion offer. Instead, we will pay a cash adjustment for all fractional shares based upon the closing price of the common shares on the business day preceding the settlement date.

Your right to receive the above consideration in the conversion offer is subject to all of the conditions set forth in this conversion offer memorandum and the related letter of transmittal.

When will I know the amount of shares I will receive if I convert my notes in the conversion offer?

We will calculate the applicable amount of shares you will receive upon conversion of your notes in the conversion offer and will announce the increased conversion rate prior to the opening of trading on Tuesday, June 17, 2008. You can also obtain relevant information with respect to the conversion rate for this conversion offer on a daily basis during the offer period as well as the final conversion rate, after its determination on the pricing date, by calling the information agent or the financial advisor at their respective toll-free numbers provided on the back cover of this conversion offer memorandum.

When will I receive the consideration for surrendering my notes pursuant to the conversion offer?

Assuming that we have not previously elected to terminate the conversion offer, notes validly surrendered for conversion in accordance with the procedures described in this conversion offer memorandum and the letter of transmittal before 5:00 p.m., New York City time, on the expiration date will, upon the terms and subject to the conditions of the conversion offer, including all conditions thereto, be accepted for conversion and will be converted into shares of common shares at the increased conversion rate on the settlement date. The settlement date will occur promptly after the expiration date, and we expect that the settlement date will occur within three business days after the expiration date. If the conversion offer is not completed, no such conversion will occur, the conversion rate of the notes will not be increased and we will return your notes. We must waive or satisfy all conditions to the conversion offer on or prior to the expiration date to accept any notes for conversion in the conversion offer.

Will I receive accrued and unpaid interest from and after June 15, 2008 to the expiration date of the conversion offer?

No. Holders whose notes are accepted for conversion will not receive any payment for further interest upon converting their notes in connection with this conversion offer.

What is the market value of the notes?

The notes are not listed on any national securities exchange but are eligible for trading on The PORTAL Market.

How does the consideration I will receive if I convert my notes in the conversion offer compare to the payments I would receive on the notes if I do not convert now?

If you do not surrender notes pursuant to the conversion offer, you will continue to receive interest payments at an annual rate of 6.0%. Interest payments are made on June 15 and December 15 of each year through December 15, 2017 or until such earlier time as the notes are converted into common shares or redeemed or repurchased by us. You will also continue to have the right to convert your notes into common shares in accordance with their original terms. If you do not surrender your notes in the conversion offer, you will not be entitled to receive any conversion consideration as part of the conversion offer.

If, however, you participate in the conversion offer, you will receive the consideration described above in “— What will I receive in the conversion offer if I surrender my notes for conversion and they are accepted?”

What other rights will I lose if I convert my notes in the conversion offer?

If you validly surrender your notes and we accept them for conversion, you would lose the rights of a holder of notes. For example, you would lose the right to receive semi-annual interest payments and principal payments. You would also lose your rights as a creditor of the Company.

May I convert only a portion of the notes that I hold?

Yes.  You do not have to convert all of your notes to participate in the conversion offer. However, you may only surrender notes for conversion in integral multiples of US$1,000 principal amount of the notes.

If the conversion offer is consummated and I do not participate in the conversion offer or I do not convert all of my notes in the conversion offer, how will my rights and obligations under my remaining outstanding notes be affected?

The terms of your notes, if any, that remain outstanding after the consummation of the conversion offer will not change as a result of the conversion offer.

What do you intend to do with the notes that are converted in the conversion offer?

Notes accepted for conversion by us in the conversion offer will be cancelled.

Are you, your board of directors, your officers, the conversion agent, the information agent, the financial advisor, the trustee or any other person making a recommendation regarding whether I should participate in the conversion offer?

None of we, our board of directors, our officers, the conversion agent, the information agent, the financial advisor, the trustee or any other person are making any recommendation regarding whether you should convert or refrain from converting your notes in the conversion offer. Accordingly, you must make your own determination as to whether to convert your notes in the conversion offer and, if so, the amount of notes to convert. Before making your decision, we urge you to carefully read this conversion offer memorandum in its entirety, including the information set forth in the section of this conversion offer memorandum entitled “Risk Factors,” and the other documents incorporated by reference in this conversion offer memorandum, including the letter of transmittal.

Will the common shares to be issued in the conversion offer be freely tradable?

It depends.  Shares issued in the conversion of notes bearing the CUSIP No. 136635 AB 5 will be freely tradable, unless you are considered an “affiliate” of ours, as that term is defined in the Securities Act. Shares issued in the conversion of notes bearing the CUSIP No. 136635 AA 7 are considered “restricted securities” and until December 10, 2008, may be sold freely only by non-affiliates under Rule 144 under the Securities Act, subject to our staying current with our public filings. After December 10, 2008, these shares will be freely tradable without any restrictions, unless you are considered an affiliate of ours. Our common shares to be issued in the conversion offer were approved for listing on the Nasdaq Global Market under the symbol “CSIQ” at the time the notes were issued to the holders. For more information regarding the market for our common shares, see the section of this conversion offer memorandum entitled “Price Range of Common Shares.”

Is there a minimum number of notes that must be tendered in order for the company to purchase any notes?

No, the conversion offer is not conditioned on any minimum number of notes being tendered. The conversion offer is, however, subject to other conditions as described in “The Conversion Offer — Conditions to the Conversion Offer.”

What are the conditions to the conversion offer?

The conversion offer is conditioned upon the closing conditions described in “The Conversion Offer — Conditions to the Conversion Offer.”

We may waive certain conditions of this conversion offer. If any of the conditions are not satisfied or waived, we will not complete the conversion offer. For more information regarding the conditions to the conversion offer, see the section of this conversion offer memorandum entitled “The Conversion Offer — Conditions to the Conversion Offer.”

How will fluctuations in the trading price of our common shares affect the consideration offered to holders of notes?

Our common shares are traded on the Nasdaq Global Market under the symbol “CSIQ.” The last reported sale price of our common shares on May 23, 2008 was US$38.49 per share. At present, the notes are convertible at a conversion rate of 50.6073 shares per US$1,0000 principal amount of notes, subject to adjustment, which is equivalent to a conversion price of approximately US$19.76 per share.

Holders who surrender their notes for conversion on or before 5:00 p.m., New York City time, on June 24, 2008 will receive common shares based on a conversion rate, subject to adjustment, equal to the sum of: (a) 50.6073 and (b) the quotient (rounded to four decimal places) obtained by dividing (i) $117.00 by (ii) the arithmetic average of the daily volume-weighted average price (as defined in this conversion offer memorandum) of our common shares for the ten trading days from and including June 3, 2008 to and including June 16, 2008.

If the market price of our common shares declines, then the market value of the shares of common shares you will receive in the conversion of your notes will also decline. The number of shares of common shares you would receive upon the increase in the conversion rate in this conversion offer will also vary based on the trading price of our common shares. The trading price of our common shares could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally. See “Risk Factors — Risks Related to the Conversion Offer — The market price and value of our common shares may fluctuate, and reductions in the price of our common shares could make the notes a less attractive investment.”

When does the conversion offer expire?

The conversion offer will expire at 5:00 p.m., New York City time, on June 24, 2008, unless extended or earlier terminated by us.

Under what circumstances can the conversion offer be extended, amended or terminated?

We reserve the right to extend the conversion offer for any reason. We also expressly reserve the right, at any time or from time to time, to amend the terms of the conversion offer in any respect prior to the expiration date of the conversion offer. Further, we may be required by law to extend the conversion offer if we make a material change in the terms of the conversion offer or in the information contained in this conversion offer memorandum or waive a material condition to the conversion offer. During any extension of the conversion offer, notes that were previously surrendered for conversion and not validly withdrawn will remain subject to the conversion offer. We reserve the right, in our sole and absolute discretion, to terminate the conversion offer, at any time prior to the expiration date of the conversion offer if any condition to the conversion offer is not met. If the conversion offer is terminated, no notes will be accepted for conversion and any notes that have been surrendered for conversion will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the conversion offer, see the section of this conversion offer memorandum entitled “The Conversion Offer — Expiration Date and Amendments.”

How will I be notified if the conversion offer is extended, amended or terminated?

If the conversion offer is extended, amended or terminated, we will promptly make a public announcement by issuing a press release, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the conversion offer. For more information regarding notification of extensions, amendments or the termination of the conversion offer, see the section of this conversion offer memorandum entitled “The Conversion Offer — Expiration Date and Amendments.”

What risks should I consider in deciding whether or not to convert my notes?

In deciding whether to participate in the conversion offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the notes and our common shares that are described in the section of this conversion offer memorandum entitled “Risk Factors,” and the documents incorporated by reference in this conversion offer memorandum.

What are the material tax considerations of my participating in the conversion offer?

Please see the section of this conversion offer memorandum entitled “Taxation.” You should consult your own tax advisor for a full understanding of the tax considerations of participating in the conversion offer.

How will the conversion offer affect the trading market for the notes that are not exchanged?

The notes are not listed on any national securities exchange and there is no established trading market for these notes. If a sufficiently large number of notes do not remain outstanding after the conversion offer, the trading market for the remaining outstanding notes may become even less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in notes. In such an event, your ability to sell your notes not surrendered in the conversion offer may be impaired. See “Risk Factors — Risks Related to Holding Notes after the Conversion Offer — You may have difficulty selling the notes that you do not convert.”

How will participation in the conversion offer affect my rights with respect to the notes?

If your notes are tendered and accepted for conversion in the conversion offer, you will receive the common shares, but you will give up all rights and obligations associated with ownership of the notes, including any future interest with respect to the notes from and after June 15, 2008.

Are your financial condition and results of operations relevant to my decision to convert my shares as part of the conversion offer?

Yes.  The price of our common shares and the notes are closely linked to our financial condition and results of operations. For information about the accounting treatment of the conversion offer, see the section of this conversion offer memorandum entitled “The Conversion Offer — Accounting Treatment.”

Will you receive any cash proceeds from the conversion offer?

No.  We will not receive any cash proceeds from the conversion offer.

How do I convert my notes in the conversion offer?

If you beneficially own notes that are held in the name of a broker or other nominee and wish to convert such notes, you should promptly instruct your broker or other nominee to convert on your behalf. To convert notes, The Bank of New York, the conversion agent, must receive, prior to the expiration date of the conversion offer:

•	either

•	the certificates representing such notes and a duly executed and completed letter of transmittal, or

•	in the case of book-entry transfer, a timely confirmation of book-entry transfer of such notes, and

•	either

•	a properly completed and executed letter of transmittal, or

•	a properly transmitted agent’s message through the automated tender offer program, or ATOP, of The Depository Trust Company, which we refer to in this conversion offer memorandum as the “depositary” or “DTC,” according to the procedure for book-entry transfer described in this conversion offer memorandum.

For more information regarding the procedures for converting your notes, see the section of this conversion offer memorandum entitled “The Conversion Offer — Procedures for Surrendering Notes in the Conversion Offer.”

What happens if some or all of my notes are not accepted for conversion?

If we decide for any reason not to accept some or all of your notes, the notes not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the conversion offer by book entry transfer into the conversion agent’s account at DTC. DTC will credit any validly withdrawn or unaccepted notes to your account at DTC. For more information, see the section of this conversion offer memorandum entitled “The Conversion Offer — Withdrawal Rights.”

Until when may I withdraw notes previously surrendered for conversion?

If not previously returned, you may withdraw notes that were previously surrendered for conversion at any time until the conversion offer has expired. In addition, you may withdraw any notes that you surrender that are not accepted for conversion by us after the expiration of 40 business days from May 27, 2008, if such shares have not been previously returned to you. For more information, see the section of this conversion offer memorandum entitled “The Conversion Offer — Withdrawal Rights.”

How do I withdraw notes previously surrendered for conversion?

To withdraw notes previously surrendered for conversion, you must either give written notice of withdrawal which must be received by the conversion agent on or before the expiration date, or, in the case of book-entry transfer, you must comply with the appropriate procedures of DTC’s automated tender offer program. For more information regarding the procedures for withdrawing these notes, see the section of this conversion offer memorandum entitled “The Conversion Offer — Withdrawal Rights.”

Will I have to pay any fees or commissions if I convert my notes in this conversion offer?

If your notes are held through a broker or other nominee who surrenders the notes on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. You will not be required to pay any fees or commissions to us, the financial advisor, the conversion agent or the information agent in connection with the conversion offer.

Are there any governmental or regulatory approvals required for the consummation of this conversion offer?

We are not aware of any governmental regulatory approvals required for the consummation of this offer, other than filing a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission and otherwise complying with applicable securities laws.

With whom may I talk if I have questions about the conversion offer?

If you have questions regarding the conversion offer, please contact our financial advisor, Piper Jaffray & Co. You may call Piper Jaffray toll-free at (877) 371-5212. If you have questions regarding the procedures for converting your notes in the conversion offer, please contact The Bank of New York, the conversion agent, at (212) 815-8394. If you require additional conversion offer materials, please contact Georgeson Inc., the information agent, at (800) 223-2064. You may also write to any of these entities at one of their respective addresses set forth on the back cover of this conversion offer memorandum.

RISK FACTORS

You should consider carefully each of the following risks and all of the other information set forth in this conversion offer memorandum before deciding whether to surrender notes for conversion in the conversion offer. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of the following risks and uncertainties develop into actual events, those events could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to the Conversion Offer

Upon consummation of the conversion offer, holders who surrender their notes for common shares will lose their rights under the notes, including, without limitation, their rights to future interest and principal payments and their rights as a creditor of us.

If you surrender your notes for conversion into our common shares pursuant to the conversion offer, you will be giving up all of your rights as a holder of notes, including, without limitation, your right to future interest and principal payments with respect to the notes. You will also cease to be a creditor of us. Any shares of common shares that are issued upon conversion of the notes will be, by definition, junior to claims of our creditors which, in turn, are effectively subordinate to the claims of the creditors of our subsidiaries. In addition, we may not be able to pay dividends on the common shares until after we have satisfied our debt obligations.

Our board of directors has not made a recommendation as to whether you should convert your notes into common shares in the conversion offer, and we have not obtained a third-party determination that the conversion offer is fair to holders of our notes.

Our board of directors has not made, and will not make, any recommendation as to whether holders of notes should convert their notes into common shares pursuant to the conversion offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the notes for purposes of negotiating the terms of this conversion offer, or preparing a report or making any recommendation concerning the fairness of this conversion offer.

The market price and value of our common shares may fluctuate, and reductions in the price of our common shares could make the notes a less attractive investment.

The market price of our common shares may fluctuate widely in the future. If the market price of our common shares declines, the value of the common shares you would receive upon conversion of your notes will decline. The trading value of our common shares could fluctuate depending upon any number of specific or general factors, many of which are beyond our control. See “— Risks Related to Our Business,” “ — Risks Related to Doing Business in China” and “ — Risks Related to Our Common Shares” below.

Future sales of our common shares may depress its market price.

Sales of substantial numbers of additional common shares, including any sales of our common shares in the public market following this conversion offer, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common shares and our ability to raise additional capital in the financial markets at a time and price favorable to us. All of the shares of our common shares to be issued in the conversion offer to holders who are not our affiliates will be freely tradable.

Our stock price may fluctuate significantly.

The market price of our common shares has been subject to volatility and, in the future, may fluctuate substantially due to a variety of factors, including, among others:

•	quarterly fluctuations in our operating results and earnings per share;

•	changes in our business, operations or prospects;

•	market and economic conditions;

•	future acquisitions;

•	developments in our relationships with our customers;

•	outcome of our legal proceedings;

•	the dilutive effect of the issuance of additional common shares in this conversion offer; and

•	sales of common shares by us or our shareholders, or the perception that such sales may occur.

In addition, the stock markets have, in recent years, experienced significant price fluctuations. Many companies experienced material fluctuations in their stock price that were not proportionate to their operating performance. Broad market fluctuations, general economic conditions and specific conditions in the industries in which we operate may adversely affect the market price of our common shares.

Risks Related to Holding Notes after the Conversion Offer

You may have difficulty selling the notes that you do not convert.

The notes are not listed on any national securities exchange and there is no established trading market for these notes. We cannot assure you that an efficient or liquid trading market exists or will be able to be maintained in order for you to be able to sell your notes at any time or from time to time. Also, if a large number of notes are converted into common shares in the conversion offer, then it may be more difficult for you to sell your unconverted notes.

Future trading prices of the notes may depend on many factors, including, among other things, the price of our common shares, prevailing dividend rates, our operating results and the market for similar securities. We also cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive if and when you sell will be favorable.

The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables.

The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. The notes will rank equally with all our existing and future unsecured, unsubordinated debt, and senior to all our future subordinated debt. The notes will rank junior to all our existing and future secured debt to the extent of the collateral securing such debt and will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

The indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities. Our subsidiaries will not guarantee any of our obligations under the notes.

We expect from time to time to incur additional indebtedness and other liabilities and to refinance our existing indebtedness. The indenture pursuant to which the notes are issued does not limit the amount of indebtedness that we or any of our subsidiaries may incur. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding.

Our holding company structure makes us dependent on cash flow from our subsidiaries to meet our obligations.

Most of our operations are conducted through, and most of our assets are held by, our subsidiaries; therefore, we are dependent on the cash flow of our subsidiaries to meet our debt obligations, including our obligations under the notes. Our subsidiaries are separate legal entities that will have no obligation to pay any amounts due under the notes or the guarantee or to make any funds available for that purpose, whether by dividends, loans or other payments. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions, including restrictions under applicable law.

None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our right to receive assets from and of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness or complete other transactions.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness that would be effectively senior to the notes to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt, including the notes offered hereby, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

If you hold notes, you are not entitled to any rights with respect to our common shares, but you are subject to all changes made with respect to our common shares.

If you hold notes, you are not entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on common shares), but you are subject to all changes affecting the common shares. You will only be entitled to rights on the common shares if and when we deliver common shares to you in exchange for your notes. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common shares, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common shares.

We may not be able to raise the funds necessary to repay the notes when due, finance a fundamental change, purchase the notes on specified dates or make the payments due upon conversion, if any.

At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, upon the occurrence of a fundamental change and upon each of December 24, 2012 and December 15, 2014, holders of notes may require us to purchase their notes. Furthermore, if we have received shareholder approval and have elected to pay cash or a combination of cash and common shares upon conversion of the notes, we will be required to make cash payments to holders on conversion thereof. However, it is possible that we would not have sufficient funds to repay the notes at maturity, make the required purchase of the notes or make cash payments on conversion. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a fundamental change under the indenture.

Risks Related to Our Company and Our Industry

Evaluating our business and prospects may be difficult because of our limited operating history.

There is limited historical information available about our company upon which you can base your evaluation of our business and prospects. We began business operations in October 2001 and shipped our first solar module products in March 2002. With the rapid growth of the solar power industry, we have experienced a high growth rate since our inception and, in particular, since 2004 after we began to sell standard solar modules. As a result, our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. We may not be able to achieve growth rates in future periods similar to those we have experienced in recent periods, and our business model at higher volumes is unproven. Accordingly, you should not rely on our results of operations for any prior periods as an indication of our future performance. You should consider our business and prospects in light of the risks, expenses and challenges that we will face as an early-stage company seeking to develop and manufacture new products in a rapidly growing market.

Our quarterly operating results may fluctuate from period to period in the future.

Our quarterly operating results may fluctuate from period to period based on a number of factors, including:

•	the average selling prices of our solar modules and products;

•	the availability and pricing of raw materials, particularly high-purity silicon and reclaimable silicon;

•	the availability, pricing and timeliness of delivery of solar cells and wafers from our suppliers and toll manufacturers;

•	the rate and cost at which we are able to expand our internal manufacturing capacity to meet customer demand and the timeliness and success of these expansion efforts;

•	the impact of seasonal variations in demand linked to construction cycles and weather conditions, with purchases of solar products tending to decrease during the winter months in our key markets, such as Germany, due to adverse weather conditions that can complicate the installation of solar power systems;

•	timing, availability and changes in government incentive programs and regulations, particularly in our key and target markets;

•	unpredictable volume and timing of customer orders, some of which are not fixed by contract but vary on a purchase order basis;

•	the loss of one or more key customers or the significant reduction or postponement of orders from these customers;

•	availability of financing for on-grid and off-grid solar power applications;

•	unplanned additional expenses such as manufacturing failures, defects or downtime;

•	acquisition and investment related costs;

•	geopolitical turmoil within any of the countries in which we operate or sell products;

•	foreign currency fluctuations, particularly in the Euro, U.S. dollar and RMB;

•	our ability to establish and expand customer relationships;

•	changes in our manufacturing costs;

•	changes in the relative sales mix of our products;

•	our ability to successfully develop, introduce and sell new or enhanced solar modules and products in a timely manner, and the amount and timing of related research and development costs;

•	the timing of new product or technology announcements or introductions by our competitors and other developments in the competitive environment; and

•	increases or decreases in electric rates due to changes in fossil fuel prices or other factors.

We base our planned operating expenses in part on our expectations of future revenue, and a significant portion of our expenses will be fixed in the short-term. If revenue for a particular quarter is lower than we expect, we likely will be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results for that quarter. This may cause us to miss analysts’ guidance or any guidance announced by us. If we fail to meet or exceed analyst or investor expectations or our own future guidance, even by a small amount, our share price could decline, perhaps substantially.

The current industry-wide shortage of high-purity silicon may constrain our revenue growth and decrease our margins and profitability.

We produce solar modules, which are an array of interconnected solar cells encased in a weatherproof package, and products that use solar modules. High-purity silicon is an essential raw material in the production of solar cells and is also used in the semiconductor industry generally. While we do have in-house solar cell manufacturing capabilities, we continue to depend on solar wafer and cell supplies from a few producers. There is currently an industry-wide shortage of high-purity silicon because of increased demand as a result of recent expansions of, and increased demand in, the solar power and semiconductor industries. The shortage of high-purity silicon has driven the overall increase in silicon feedstock prices. For example, according to the March 2007 and 2008 reports by Solarbuzz, a leading professional magazine for the solar industry, the average long-term silicon feedstock contracted price increased from approximately $28-32 per kilogram in 2004 to $65-75 per kilogram in 2008. In addition, according to Solarbuzz, prices of silicon feedstock obtained through spot purchases or short-term contracts went as high as $400 per kilogram in 2007, peaking in the second half of 2007 but were at $250 per kilogram for three-month supply contracts. The shortage of high-purity silicon has also resulted in a shortage of, and significant price increases for, solar cells. According to Solarbuzz, mainstream multicrystalline silicon cell prices in Euros increased from the first quarter of 2006 to the first quarter of 2007 by an average of 8%, while monocrystalline silicon photovoltaic (PV) cell prices in Euros increased by a similar proportion. Multicrystalline silicon cell prices in Euros decreased from the first quarter of 2007 to the first quarter of 2008 by an average of 9%, while monocrystalline silicon PV cell prices in Euros decreased by a similar proportion. The blended average (mono and multi) cell prices in Euros decreased from the first quarter of 2007 to the first quarter of 2008 by 8.5%.

The average price of silicon feedstock and solar cells remained high in 2007. Any further increase in the demand from the semiconductor industry will compound the shortage and price increases. The shortage of high-purity silicon has constrained our revenue growth in the past and may continue to do so. Increases in the prices of silicon feedstock and solar cells have in the past increased our production costs and may impact our cost of revenues and net income in the future. The production of high-purity silicon is capital intensive and adding additional capacity requires significant lead time. While we are aware that several new facilities for the manufacture of high-purity silicon are under construction, we do not believe that the supply shortage will be remedied in the very near term. We expect that demand for high-purity silicon will continue to outstrip supply for the near future. Furthermore, if we cannot fulfill our solar cell needs through internal production and obtain solar wafers and solar cells externally at commercially viable prices, this could adversely affect our margins and operating results. This would have a material negative impact on our business and operating results.

If we are unable to secure an adequate and cost effective supply of solar wafers, cells or reclaimable silicon, our revenue, margins and profits could be adversely affected.

Solar cells are the most important component of solar module products. We engage in vertical integration of our supply chain to secure a sufficient and cost-effective supply of solar cells through a combination of internal solar cell component manufacturing and also our sourcing of silicon feedstock, toll manufacturing arrangements with suppliers of ingots, wafers and cells and direct purchases from solar cell suppliers. However, the industry-wide shortage of polysilicon and silicon wafers has resulted in sharp increases and significant volatility in polysilicon and silicon wafer prices since 2003. Although we seek to control our costs of raw materials by planning and managing the timing of our spot market purchases, there is no assurance that we will accurately predict future pricing trends or that we can achieve our objective of securing adequate quantities of polysilicon and silicon wafers at competitive prices. We believe the average price of polysilicon and silicon wafers will remain high and could increase further in the near term. The increasing price of polysilicon and silicon wafers has largely contributed to the increase in our production costs for PV cells and modules in the past three years and may continue to have the same effect in the future, notwithstanding our continuing efforts to use polysilicon and silicon wafers more efficiently. In addition, we may not be able to pass to our customers our increased production costs resulting from, among other things, the increased costs of polysilicon and silicon wafers. Despite the rise in the price of polysilicon and silicon wafers, PV module manufacturers worldwide are expanding their production capacities in response to the growing popularity worldwide of PV products. We believe that such capacity expansion, particularly in markets where government subsidies for solar energy consumption are declining, will cause a gradual decline in the price of PV modules, which may more than offset any cost savings from technological improvements that lead to a more efficient use of polysilicon and silicon wafers.

While we have been able to secure silicon to meet our production needs in the past, due to ongoing industry shortages of silicon feedstock, solar wafers and solar cells, we cannot assure you that we will be able to continue to successfully manage our supply chain and secure an adequate and cost-effective supply of solar cells. For example, we have entered into several long-term contracts with silicon raw material suppliers, but we cannot assure you that we will be able to obtain adequate supplies from them under these contracts or from other suppliers in sufficient quantities and at commercially viable prices in the future. Moreover, toll manufacturing arrangements may not be available to us in the future or at higher volumes, in particular as high-purity silicon becomes more readily available in the future, which could have an adverse effect on our margins and profitability. While we produce solar cells internally to meet a portion of our solar cell needs, we cannot guarantee you that we will be able to successfully produce enough solar cells to supplement our solar cell needs. If we are unable to procure an adequate supply of solar cells, either via contractual arrangements providing solar cells to us at commercially viable prices or through in-house production, we may be unable to meet demand for our products and could lose our customers and market share, and our margins and revenues could decline.

In addition, while we have been able to generate cost savings in the past through our recycling of reclaimable silicon, we cannot assure you that we will be able to secure sufficient reclaimable silicon at higher volumes and reasonable prices in the future as we believe there is a limited supply of reclaimable silicon available in the market and intensified competition for these materials as a result of new competitors entering the market. Recently, there has been increased scrutiny by the Chinese Customs authorities on the import of scrap silicon over a concern that the recycling process for certain types of scrap silicon may cause environmental damage if not performed in a fully licensed factory. This has created certain disruptions to our silicon reclamation business. Since December 2006, 1.2 tons of our scrap silicon has been under detention by the Chinese Customs authorities. In August 2007, following testing by Chinese Customs authorities, one-fourth of this amount was identified by them as prohibited solid waste. In April 2008, the Chinese Customs authorities ordered us to return the detained 1.2 tons of scrap silicon to its point of origin. They did not impose any fines or subject us to further administrative action. We are actively working with local industry groups, the Chinese Customs authorities and the Chinese Environment Protection Administration to define new procedures and regulations governing scrap silicon. These new regulations may increase the cost of reclamation and limit our ability to sustain or expand our silicon reclamation program. If we are unable to secure a sufficient supply of reclaimable silicon at reasonable prices and reclaim this silicon on a cost-efficient basis, we cannot assure you that we will be able to save cost through our reclamation program and maintain our profit margin as a result of further negative changes in the government policy.

Advance payments to our polysilicon and silicon wafer suppliers and credit term sales offered to some of our customers expose us to the credit risks of such suppliers and customers and may increase our costs and expenses, which could in turn have a material adverse effect on our liquidity.

Under existing supply contracts with many of our multi-year silicon wafer suppliers, and consistent with industry practice, we make advance payments to our suppliers prior to the scheduled delivery dates for silicon wafer supplies. In many such cases, the advance payments are made in the absence of receiving collateral for such payments. Moreover, we offer some of our customers short term and/or medium term credit sales based on our relationship with them and market conditions, also in the absence of receiving collateral. As a result, our claim for such payments or sales credit would rank as unsecured claims, which would expose us to the credit risks of our suppliers and/or customers in the event of their insolvency or bankruptcy. Accordingly, any of the above scenarios may have a material adverse effect on our financial condition, results of operations and liquidity.

Our ability to adjust our materials costs may be limited as a result of entering into prepaid, fixed-priced arrangements with our suppliers, and it therefore may be difficult for us to respond appropriately in a timely manner to market conditions, which could materially and adversely affect our cost of revenues and profitability.

We have in the past secured, and plan to continue to secure, our supply of polysilicon and silicon wafers through prepaid supply arrangements with overseas and domestic suppliers. In the past three years, we entered into supply contracts with some of our suppliers under which these suppliers agreed to provide us with specified quantities of silicon wafers, and we have made prepayments to these suppliers in accordance with the supply contracts. The prices of the supply contracts we entered into with some of our suppliers are fixed. If the prices of polysilicon or silicon wafers were to decrease in the future and we are locked into prepaid, fixed-price arrangements, we may not be able to adjust our materials costs, and our cost of revenues would be materially and adversely affected. In addition, if demand for our PV products decreases, we may incur costs associated with carrying excess materials, which may have a material adverse effect on our operating expenses. To the extent we are not able to pass these increased costs and expenses to our customers, our profitability may be materially reduced.

Because the markets in which we compete are highly competitive and many of our competitors have greater resources than us, we may not be able to compete successfully and we may lose or be unable to gain market share.

We compete with a large number of competitors in the solar module market. These include international competitors such as BP Solar International Inc., or BP Solar, Sharp Solar Corporation, or Sharp Solar, SolarWorld AG, or SolarWorld, and competitors located in China such as Suntech Power Holdings Co., Ltd., Yingli Green Energy Holding Company Limited, Solarfun Power Holdings Co., Ltd. and Trina Solar Limited. We expect to face increasing competition in the future. Further, many of our competitors are developing and are currently producing products based on new solar power technologies that may ultimately have costs similar to, or lower than, our projected costs. For example, some of our competitors are developing or currently producing products based on alternative solar technologies, such as thin film photovoltaic materials, which they believe will ultimately cost the same as or less than crystalline silicon technologies, which we use. Solar modules produced using thin film materials, such as amorphous silicon and cadmium telluride, require significantly less silicon to produce than crystalline silicon solar modules, such as our products, and are less susceptible to increases in silicon costs. We may also face competition from semiconductor manufacturers, several of which have either announced plans to start or have already commenced production of solar modules. In addition, from a technological and capital investment point of view, the entry barriers are relatively low in the solar module manufacturing business given the low capital requirements and relatively little technological complexity involved. Due to the scarcity of high-purity silicon, supply chain management, access to financing and establishment of name brand recognition and a strong customer base are key entry barriers at present. However, if high-purity silicon supplies increase, some of these barriers may disappear or lessen and many new competitors may enter into the industry resulting in rapid industry fragmentation and loss of our market share.

Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and resources and significantly greater economies of scale. In addition, our competitors may have stronger relationships or may enter into exclusive relationships with some of the key distributors or system integrators to whom we sell our products. As a result, they may be able to respond more quickly to changing customer demand or to devote greater resources to the development, promotion and sales of their products than we can. The sale of our solar module products generated 97.7% and 87.6% of our net revenues in 2005 and 2006, respectively, and 96.6% for 2007. Our competitors with more diversified product offerings may be better positioned to withstand a decline in the demand for solar power products. Some of our competitors have also become vertically integrated, from upstream silicon wafer manufacturing to solar power system integration. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

In the immediate future, we believe that in order to remain competitive, we will need to continue focusing on securing silicon feedstock and solar wafers for our in-house solar cell manufacturing needs and expanding our internal production capacity, developing our in-house solar wafer manufacturing capacity, maintaining strategic relationships with a few select suppliers to fulfill our remaining solar cell and solar wafer needs and increasing our sales and marketing efforts to secure customer orders. Many of our competitors have greater access to silicon raw materials and cell supply, including stronger strategic relationships with leading global and domestic silicon feedstock suppliers, or have more significant silicon wafer and cell manufacturing capabilities. We believe that as the supply of high-purity silicon stabilizes and customers become more knowledgeable and selective, the key to competing successfully in the industry will shift to more traditional sales and marketing activities. We have conducted very limited advertising to date, focusing primarily on medium to larger sized solar power distributors and integrators in the European market in the past, and cannot assure you that we will be able to make that transition successfully. The greater name recognition of some of our competitors may make it difficult for us to compete as a result of this industry transition. In addition, the solar power market in general competes with other sources of renewable energy and conventional solar power generation. If prices for conventional and other renewable energy resources decline, or if these resources enjoy greater policy support than solar power, the solar power market could suffer.

The reduction or elimination of government subsidies and economic incentives for solar power could cause demand for our products, our revenues, profits and margins to decline.

We believe that the near-term growth of the solar power market, particularly for on-grid applications, depends in large part on the availability and size of government subsidies and economic incentives. Because a substantial portion of our sales is made in the on-grid market, the reduction or elimination of government subsidies and economic incentives may adversely hinder the growth of this market or result in increased price competition, which could cause our revenues to decline.

Today, the cost of solar power substantially exceeds the cost of power provided by the electric utility grid in many locations. Governments around the world have used different policy initiatives to accelerate the development and adoption of solar power and other renewable energy sources. Renewable energy policies are in place in the European Union, most notably Germany and Spain, certain countries in Asia, and many of the states in Australia and the United States. Examples of customer-focused financial incentives include capital cost rebates, feed-in tariffs, tax credits and net metering and other incentives to end users, distributors, system integrators and manufacturers of solar power products to promote the use of solar power in both on-grid and off-grid applications and to reduce dependency on other forms of energy. These government economic incentives could be reduced or eliminated altogether, or governmental entities could reprioritize solar initiatives that they have launched. For example, according to Solarbuzz, plans by the Shanghai municipal government to install solar energy heating systems on 100,000 rooftops have stalled. Reductions in, or eliminations of, government subsidies and economic incentives before the solar power industry reaches a scale of economy sufficient to be cost-effective in a non-subsidized market place could result in decreased demand for our products and decrease our revenues, profits and margins.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation products is heavily influenced by government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In a number of countries, these regulations and policies have been modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our products. For example, without a regulatory mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost to our customers of using our solar module products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition. In addition, pricing regulations and policies may place limits on our ability to increase the price of our solar module products in response to increases in our solar raw material costs, including solar cells. We anticipate that our products and their installation will be subject to oversight and regulation in accordance with national and local regulations relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual jurisdictions and design products to comply with the varying standards. For example, the European Union’s Restriction of Hazardous Substances Directive, which took effect in July 2006, is a general directive. Each European Union member state will adopt its own enforcement and implementation policies using the directive as a guide. Therefore, there could be many different versions of this law that we will have to comply with to maintain or expand our sales in Europe. Any new government regulations or utility policies pertaining to our solar module products may result in significant additional expenses to us and, as a result, could cause a significant reduction in demand for our solar module products. In particular, any changes to existing regulations and policies or new regulations and policies in Germany could have a material adverse effect on our business and operating results. Sales to customers located in Germany accounted for 75.3% and 56.9% of our net revenues in 2005 and 2006, respectively, and 68.3% for 2007, in part because of the availability and amounts of government subsidies and economic incentives in Germany.

If solar power technology is not suitable for widespread adoption, or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our revenues may not continue to increase or may even decline, and we may be unable to sustain our profitability.

The solar power market is at a relatively early stage of development, and the extent of acceptance of solar power products is uncertain. Market data on the solar power industry is not as readily available as for other more established industries where trends can be assessed more reliably from data gathered over a longer period of time. In addition, demand for solar power products in our targeted markets, including Germany, Spain, Korea, Italy and Greece, may not develop or may develop to a lesser extent than we anticipate. Many factors may affect the viability of widespread adoption of solar power technology and demand for solar power products, including:

•	cost-effectiveness, performance and reliability of solar power products compared to conventional and other renewable energy sources and products;

•	availability of government subsidies and incentives to support the development of the solar power industry;

•	success of other alternative energy generation technologies, such as wind power, hydroelectric power and biomass;

•	fluctuations in economic and market conditions that affect the viability of conventional and other renewable energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	capital expenditures by end users of solar power products, which tend to decrease when the economy slows down;

•	deregulation of the electric power industry and broader energy industry; and

•	changes in seasonal demands for our products.

If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our revenues may suffer and we may be unable to sustain our profitability.

The lack or unavailability of financing for on-grid and off-grid solar power applications could cause our sales to decline.

Our solar module products are used in both on-grid applications and off-grid applications. Off-grid applications are used where access to utility networks is not economical or physically feasible. In some developing countries, government agencies and the private sector have, from time to time, provided financing on preferential terms for rural electrification programs. We believe that the availability of financing programs could have a significant effect on the level of sales of solar modules for both on-grid and off-grid applications. If existing financing programs for on-grid and off-grid applications are eliminated or if financing programs are inaccessible or inadequate, the growth of the market for on-grid and off-grid applications may be materially and adversely affected, which could cause our sales to decline. In addition, a rise in interest rates could render existing financings more expensive and present an obstacle for potential financings that would otherwise spur the growth of the solar power industry, which could materially and adversely affect our business.

We may be unable to procure adequate sources of needed capital due to market conditions beyond our control, which may adversely impact our ability to grow our business.

Our operations are capital intensive. Despite our ability as a publicly traded company to raise capital via public equity and debt issuances in addition to traditional commercial banking credit, a combination of the current weakness in global capital markets due to an economic downturn and tightened credit control policies by the PRC government aimed at dampening inflation may adversely affect our results of operations if we are unable to access necessary capital to achieve our performance targets and expansion goals. We rely on working capital financing from PRC commercial banks for our daily operations. Although we are currently able to obtain new commercial loans from these PRC commercial banks, we cannot guarantee that we can continue to do so, which may have a material and adverse impact to us and our ability to grow our business. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including:

•	our future financial condition, results of operations and cash flows;

•	general market conditions for financing activities by manufacturers of PV and related products; and

•	economic, political and other conditions in the PRC and elsewhere.

If we are unable to obtain funding in a timely manner, on commercially acceptable terms, or at all, our growth prospects and future profitability may be adversely affected.

Our dependence on a limited number of solar wafer, solar cell and silicon raw material suppliers could prevent us from timely delivering our products to our customers in the required quantities, which could result in order cancellations and decreased revenues.

We purchase silicon raw materials, which include polysilicon, solar wafers and solar cells, from a limited number of third-party suppliers. Our major suppliers of silicon raw materials include Luoyang Zhong Gui High Tech Co. Ltd., or Luoyang Poly, of China, which provides us with specified minimum quantities of polysilicon, LDK Solar Co., Ltd., or LDK, of China, and Deutsche Solar AG, or Deutsche Solar, of Germany, which provide us specified minimum quantities of solar wafers; and China Sunergy Co., Ltd., or China Sunergy, and Gintech Energy Corporation of Taiwan, or Gintech, which provides us specified minimum quantities of solar cells. We have also entered into annual supply agreements with a few other overseas and domestic Chinese solar wafer and solar cell suppliers. These suppliers may not be able to meet the specified minimum quantities set forth in the contracts. If we fail to develop or maintain our relationships with these or our other suppliers, we may not be able to internally produce or secure a supply of solar cells at cost-effective prices, or at all. If that were to occur, we may be unable to manufacture our products in a timely manner or our products may be manufactured only at a higher cost, and we could be prevented from delivering our products to our customers in the required quantities and at prices that are profitable. Problems of this kind could cause us to experience order cancellations and loss of market share and harm our reputation. The failure of a supplier to supply solar wafers, solar cells or silicon raw materials that meet our quality, quantity and cost requirements in a timely manner could impair our ability to manufacture our products or increase our costs, particularly if we are unable to obtain these solar wafers, solar cells or silicon raw materials from alternative sources on a timely basis or on commercially reasonable terms. For example, in late 2006, one of our major suppliers of solar wafers incurred serious fire damage with its silicon cast ingot furnaces. This resulted in a chain reaction and caused a shortage and price increase of multi-crystalline solar wafers, which is a key material for our products.

Our dependence on a limited number of customers and our lack of long-term customer contracts may cause significant fluctuations or declines in our revenues.

We currently sell a substantial portion of our solar module products to a limited number of customers, including distributors and system integrators, and various manufacturers who either integrate our products into their own products or sell them as part of their product portfolio. Our top five customers collectively accounted for approximately 53.4% and 78.8% of our net revenues in 2006 and 2007, respectively. Sales to our customers are typically made through one-year frame work sales agreements with quarterly firm orders stipulating prices and product amounts as adjusted or negotiated with customers. We anticipate that our dependence on a limited number of customers will continue for the foreseeable future. Consequently, any one of the following events may cause material fluctuations or declines in our revenues:

•	reduction, delay or cancellation of orders from one or more of our significant customers;

•	loss of one or more of our significant customers and our failure to identify additional or replacement customers; and

•	failure of any of our significant customers to make timely payment for our products.

Even though our top five customers have contributed to a significant portion of our revenues, we have experienced changes in our top customers. As we continue to grow our business and operations, we expect our top customers may continue to change. We cannot assure you that we will be able to develop a consistent customer base.

Cancellation of customer product orders may make us unable to recoup prepayments made to suppliers.

Suppliers of solar wafers, cells and silicon raw materials typically require us to make prepayments well in advance of shipment. While we also sometimes require our customers to make partial prepayments, there is typically a lag between the time of our prepayment for solar wafers, cells and silicon raw materials and the time that our customers make prepayments to us. As a result, the purchase of solar wafers, cells and silicon feedstock, and other silicon raw materials through toll manufacturing arrangements, has required, and will continue to require, us to make significant working capital commitments beyond that generated from our cash flows from operations to support our estimated production output. In the event our customers cancel their orders, we may not be able to recoup prepayments made to suppliers in connection with our customers’ orders, which could have an adverse impact on our financial condition and results of operations.

We may not be able to manage our expansion of operations effectively.

We commenced business operations in October 2001 and have since grown rapidly. We expect to continue to significantly expand our business to meet the growth in demand for our products, as well as to capture new market opportunities. To manage the potential growth of our operations, we will be required to improve our operational and financial systems and procedures and controls. Our rapid growth has strained our resources and made it difficult to maintain and update our internal procedures and controls as necessary to meet the expansion of our overall business. We must also increase production output, expand, train and manage our growing employee base, and successfully establish new subsidiaries to operate new or expanded facilities. Additionally, access to additional funds to support the expansion of our business may not always be available to us. Furthermore, our management will be required to maintain and expand our relationships with our customers, suppliers and other third parties.

We cannot assure you that our current and planned operations, personnel, systems and internal procedures and controls will be adequate to support our future growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures.

Technological changes in the solar power industry could render our products uncompetitive or obsolete, which could reduce our market share and cause our revenues and profit to decline.

The solar power market is characterized by evolving technology standards that require improved features, such as more efficient and higher power output, improved aesthetics and smaller size. This requires us to develop new solar module products and enhancements for existing solar module products to keep pace with evolving industry standards and changing customer requirements. Technologies developed by others may prove more advantageous than ours for the commercialization of solar module products and may render our technology obsolete. Our failure to further refine our technology and develop and introduce new solar module products could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our revenues to decline. We will need to invest significant financial resources in research and development to maintain our market position, keep pace with technological advances in the solar power industry and effectively compete in the future.

If our future innovations fail to enable us to maintain or improve our competitive position, we may lose market share. If we are unable to successfully design, develop and introduce or bring to market competitive new solar module products, or enhance our existing solar module products, we may not be able to compete successfully. Competing solar power technologies may result in lower manufacturing costs or higher product performance than those expected from our solar module products. In addition, if we are unable to manage product transitions, our business and results of operations would be negatively affected.

We have limited experience in the high value-added building integrated photovoltaic (BIPV) market and we may be unable to manage the growth of our BIPV business or successfully operate in the BIPV market.

Our first BIPV project was completed in Luoyang, China in 2007. BIPV products generally enjoy higher profit margins when compared to standard PV modules, due to solar energy generation capabilities being integrated into the design of a building or structure. We intend to further expand our capabilities in the BIPV market and invest in research and development activities in such products. Due to our limited experience in the BIPV market, and the relatively small portion of our revenue that these projects currently comprise, there can be no assurance that we successfully expand into this new area of business. We may not have the necessary research and development capabilities or marketing and sales personnel required to meet customer needs or manage our growth. In addition, we may face competitors in the BIPV market with substantially greater financial, technical, manufacturing and other resources. If we are unable to manage the growth of our BIPV business or if our BIPV products fail to meet the needs of our customers, there may be a material adverse effect on our reputation, our existing business, financial condition or results of operations.

We face risks associated with the marketing, distribution and sale of our PV products internationally, and if we are unable to effectively manage these risks, they could impair our ability to expand our business abroad.

In 2007, 97.8% of our products were sold to customers outside of China. The international marketing, distribution and sale of our PV products exposes us to a number of risks, including:

•	difficulties staffing and managing overseas operations;

•	fluctuations in foreign currency exchange rates;

•	increased costs associated with maintaining the ability to understand local markets and trends, as well as developing and maintaining an effective marketing and distributing presence in various countries;

•	providing customer service and support in these markets;

•	our ability to manage our sales channels effectively as we expand beyond distributors to include direct sales to systems integrators, end users and installers;

•	difficulties and costs relating to compliance with the different commercial, legal and regulatory requirements of the overseas markets in which we offer our products;

•	failure to develop appropriate risk management and internal control structures tailored to overseas operations;

•	inability to obtain, maintain or enforce intellectual property rights;

•	unanticipated changes in prevailing economic conditions and regulatory requirements; and

•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries.

If we are unable to effectively manage these risks, they could impair our ability to expand our business abroad.

Our future success substantially depends on our ability to significantly expand our internal solar components manufacturing capacity, which exposes us to a number of risks and uncertainties.

Our future success depends on our ability to significantly increase our internal solar components manufacturing capacity. If we are unable to do so, we may be unable to expand our business, decrease our costs per watt, maintain our competitive position and improve our profitability. Our ability to establish additional manufacturing capacity is subject to significant risks and uncertainties, including:

•	the need to raise significant additional funds to purchase raw materials and to build additional manufacturing facilities, which we may be unable to obtain on commercially viable terms or at all;

•	delays and cost overruns as a result of a number of factors, many of which are beyond our control, including delays in equipment delivery by vendors;

•	delays or denial of required approvals by relevant government authorities;

•	diversion of significant management attention and other resources; and

•	failure to execute our expansion plan effectively.

If we are unable to establish or successfully operate our internal solar components manufacturing capabilities, or if we encounter any of the risks described above, we may be unable to expand our business as planned. Moreover, even if we do expand our manufacturing capacity we might not be able to generate sufficient customer demand for our solar power products to support our increased production levels.

Our business depends substantially on the continuing efforts of our executive officers, and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially Dr. Shawn Qu, our chairman, president and chief executive officer, Charlotte Klein, our corporate controller and compliance officer, Bencheng Li, our vice president, business development (China), Gregory Spanoudakis, our vice president, Europe, Tai Seng Png, our vice president, business integration and Robert Patterson, our vice president, business development (North America). Bing Zhu, our chief financial officer, will resign from this position effective as of June 7, 2008. Arthur Chien, our vice president, finance, has been appointed as chief financial officer, also effective as of June 7, 2008. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers, in particular those with a significant mix of both international and China-based solar power industry experience as many of our current officers have. In addition, if any of our executives joins a competitor or forms a competing company, whether in violation of their agreements with us or otherwise, we may lose some of our customers.

Problems with product quality or product performance, including defects, in our products could damage our reputation, or result in a decrease in customers and revenue, unexpected expenses and loss of market share.

Our products may contain defects that are not detected until after they are shipped or are installed because we cannot test for all possible scenarios. These defects could cause us to incur significant costs, divert the attention of our personnel from product development efforts and significantly affect our customer relations and business reputation. If we deliver solar module products with errors or defects, or if there is a perception that our products contain errors or defects, our credibility and the market acceptance and sales of our solar module products could be harmed. In one instance in 2005 and another in 2006, customers raised concerns about the stated versus actual performance output of some of our solar modules. We determined that these concerns resulted from differences in calibration methodologies and we resolved the issue with these customers. However, the corrective actions and procedures that we took may turn out to be inadequate to prevent further incidents of the same problem or to protect against future errors or defects. As we continue to develop our internal solar cell manufacturing capabilities and expand into in-house solar ingot and solar wafer production, we may have problems standardizing product quality in these new areas of business. In addition, some of our ingot, wafer and cell suppliers with whom we have toll manufacturing arrangements previously raised concerns about the quality and consistency of the silicon feedstock, in particular the reclaimable silicon that we recycle through our silicon reclamation program for re-use in the solar power industry, that we have provided to them for their ultimate conversion into solar cells. The use of reclaimed silicon in the solar power supply chain has an inherent risk as it is difficult to maintain the consistency and quality of reclaimed silicon at the same level as high-purity silicon. The successful use of reclaimed silicon requires extensive experience, know-how and additional quality control measures from both the provider of reclaimed silicon and the toll manufacturers. If we cannot successfully maintain the consistency and quality of the reclaimed silicon from our silicon reclamation program at an acceptable level, this may result in less efficient solar cells for our solar modules or in a lower conversion ratio of solar cells per ton of silicon feedstock that we provide, and may potentially delay and reduce our supply of solar cells. This may reduce or eliminate the cost advantages of recycling silicon through our silicon reclamation program. This could also cause problems with product quality or product performance, including defects in our products, and increase the cost of producing our products.

We obtain some of the solar wafers and solar cells that we use in our products from third parties, either directly or through toll manufacturing arrangements, and we have limited control over the quality of that portion of the solar wafers and solar cells we incorporate into our solar modules. Unlike solar modules, which are subject to certain uniform international standards, solar wafers and solar cells generally do not have uniform international standards, and it is often difficult to determine whether solar module product defects are a result of the solar cells or other components or reasons. We also rely on third party suppliers for other components that we use in our products, such as glass, frame and backing for our solar modules, and electronic components for our specialty solar modules and products. Furthermore, the solar cells and other components that we purchase from third party suppliers are typically sold to us without any, or with only limited, warranty. The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products. Furthermore, widespread product failures may damage our market reputation, reduce our market share and cause our revenues to decline.

Further, in response to the shortage of high-purity silicon, we believe that UMgSi provides a viable alternative source of silicon materials, and have been focusing efforts on developing technologies related to UMgSi solar products. We believe that we have currently made significant progress in this arena, have shipped initial products and are prepared to launch full-scale commercial production of and sales of such UMgSi solar products during 2008. However, despite our research and development efforts, UMgSi solar products are relatively new to the market and issues that are currently unknown related to these products may surface in the future after extended use. These issues could potentially affect our market reputation and adversely affect our revenues, giving rise to potential warranty claims by our customers. Should these future warranty claims exceed accrued provisions, this may require us to adjust our financial forecasts and adversely affect our future earnings and operating results.

Since we cannot test our products for the duration of our standard warranty periods, we may be subject to unexpected warranty expense.

Our standard solar modules are typically sold with a two-year guarantee for defects in materials and workmanship and a 10-year and 25-year warranty against declines of more than 10.0% and 20.0%, respectively, of the initial minimum power generation capacity at the time of delivery. Our specialty solar modules and products are typically sold with a one-year guarantee against defects in materials and workmanship and may, depending on the characteristics of the product, contain a limited warranty of up to ten years, against declines of the minimum power generation capacity specified at the time of delivery. We believe our warranty periods are consistent with industry practice. Due to the long warranty period, we bear the risk of extensive warranty claims long after we have shipped our products and recognized revenue. We began selling specialty solar modules and products in 2002 and only began selling standard solar modules in 2004. Any increase in the defect rate of our products would cause us to increase the amount of warranty reserves and have a corresponding negative impact on our operating results. Although we conduct quality testing and inspection of our solar module products, our solar module products have not been and cannot be tested in an environment simulating the up to 25-year warranty periods. Similarly, our recently developed UMgSi solar products, while silicon based and theoretically durable and viable as a reliable component for solar power products, are relatively new to the market, and subject to the same testing limitations as our other solar products. As a result, we may be subject to unexpected warranty expense and associated harm to our financial results as long as 25 years after the sale of our products.

Our future growth depends in part on our ability to make strategic acquisitions and investments and to establish and maintain strategic relationships, and our failure to do so could have a material adverse effect on our market penetration and revenue growth.

The solar power industry has only recently emerged as a high growth market and is currently experiencing shortages of its key component, high-purity silicon, due to rapid industry growth and demand. We believe it is critical that we continue to manage upstream silicon supply sources by, among other strategies, continuing to pursue strategic acquisitions and investments in solar cell and silicon raw materials suppliers to secure a guaranteed supply and better control the specifications and quality of the materials delivered and fostering strategic relationships, particularly with silicon feedstock suppliers, as we continue to develop our in-house solar component manufacturing abilities, and partnerships with solar wafer and solar cell suppliers. We cannot assure you, however, that we will be able to successfully make such strategic acquisitions and investments or establish strategic relationships with third parties that will prove to be effective for our business. Our inability in this regard could have a material adverse effect on our market penetration, our revenue growth and our profitability.

Strategic acquisitions, investments and relationships with third parties could subject us to a number of risks, including risks associated with sharing proprietary information and loss of control of operations that are material to our business. Moreover, strategic acquisitions, investments and relationships may be expensive to implement and subject us to the risk of non-performance by a counterparty, which may in turn lead to monetary losses that materially and adversely affect our business.

We may not succeed in developing and maintaining a cost-effective solar cell manufacturing capability.

We plan to continue expanding our in-house solar cell manufacturing capabilities to support our core solar module manufacturing business. We completed installation of our first four solar cell production lines in 2007, and annual solar cell production capacity from these production lines reached 100MW by the end of 2007. However, we only have limited and recent operating experience in this area and we will face significant challenges in the solar cell business. Manufacturing solar cells is a highly complex process and we may not be able to produce solar cells of sufficient quality to meet our solar module manufacturing standards. Minor deviations in the manufacturing process can cause substantial decreases in yield and in some cases cause production to be suspended or yield no output. We will need to make capital expenditures to purchase manufacturing equipment for solar cell production and will also need to make significant investments in research and development to keep pace with technological advances in solar power technology. The technologies, designs and customer preferences for solar cells change more rapidly, and solar cell product life cycles are shorter than those for solar modules. We may not be able to successfully address these new challenges. We will also face increased costs to comply with environmental laws and regulations. Any failure to successfully develop and maintain cost-effective solar cell manufacturing capability may have a material adverse effect on our business and prospects.

In addition, although we intend to continue direct purchasing of solar cells and our toll manufacturing arrangements through a limited number of strategic partners, if we engage in the large scale production of solar cells it may disrupt our existing relationships with solar cell suppliers. One of our suppliers has raised concerns with us over our decision to implement internal solar cell product capabilities. If solar cell suppliers discontinue or reduce the supply of solar cells to us, either through direct sales or through toll manufacturing arrangements, and we are not able to compensate for the loss or reduction with our own manufacturing of solar cells, our business and results of operations may be materially and adversely affected.

We may experience difficulty in developing our internal production capabilities for ingots and wafers and, if developed, in achieving acceptable yields and product performance as a result of manufacturing problems.

We are in the process of developing our internal production capabilities for the manufacture of silicon ingots and wafers. We do not have prior operational experience in ingot and wafer production and will face significant challenges in developing this line of business, and may not be successful in doing so. The technology is complex, and will require costly equipment and the hiring of highly skilled personnel to implement. In addition, we may experience delays in developing these capabilities and in obtaining governmental permits required to carry on these operations.

If we are able to successfully develop these production capabilities, we will need to continuously enhance and modify these capabilities in an effort to improve yields and product performance. Microscopic impurities such as dust and other contaminants, difficulties in the manufacturing process, disruptions in the supply of utilities or defects in the key materials and tools used to manufacture wafers can cause a percentage of the wafers to be rejected, which in each case, negatively affects our yields. We may experience production difficulties that cause manufacturing delays and lower than expected yields.

Problems in our facilities may limit our ability to manufacture products, including but not limited to, production failures, construction delays, human errors, equipment malfunction or process contamination, which could seriously harm our operations. We may also experience floods, droughts, power losses and similar events beyond our control that would affect our facilities. A disruption to any step of the manufacturing process will require us to repeat each step and recycle the silicon debris, thus adversely affecting our yields.

We may fail to successfully bring to market our new specialty solar modules and products, which may prevent us from achieving increased sales, margins and market share.

We expect to continue to derive part of our revenues from sales of our new specialty solar modules and products and will increase our research and development expenses in connection with developing these products. If we fail to successfully develop our new specialty solar modules and products, we will likely be unable to recover the expenses that we will incur to develop these products and may be unable to increase our sales and market share and to increase our margins. Many of our new specialty solar modules and products have yet to receive market acceptance, and it is difficult to predict whether we will be successful in completing their development or whether they will be commercially successful. We may also need to develop new manufacturing processes that have yet to be tested and which may result in lower production output.

Our failure to protect our intellectual property rights in connection with new specialty solar modules and products may undermine our competitive position.

As we develop and bring to market new specialty solar modules and products, we may need to increase our expenses to protect our intellectual property and our failure to protect our intellectual property rights may undermine our competitive position. We currently have three issued patents and seven patent applications pending in the PRC for products that make up a relatively small percentage of our net revenues. In addition, we maintain two trademark registrations in China, including “CSI” and its Chinese language version. We also have fourteen trademark applications pending in China. These afford only limited protection and the actions we take to protect our intellectual property rights as we develop new specialty solar modules and products may not be adequate. Policing unauthorized use of proprietary technology can be difficult and expensive. Also, litigation, which can be costly and divert management attention, may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others.

We may be exposed to infringement, misappropriation or other claims by third parties, which, if determined adversely to us, could cause us to pay significant damage awards.

Our success depends on our ability to use and develop our technology and know-how and sell our solar module products without infringing the intellectual property or other rights of third parties. We do not have, and have not applied for, any patents for our proprietary technologies outside China, although we have sold, and expect to continue to sell, a substantial portion of our products outside China. The validity and scope of claims relating to solar power technology patents involve complex scientific, legal and factual questions and analysis and, therefore, may be highly uncertain. We may be subject to litigation involving claims of patent infringement or violation of intellectual property rights of third parties. In addition, we have not yet registered our trade name, “CSI,” outside of China, and we have fourteen trademark applications that are still pending in China. As a result, we could be subject to trademark disputes and may not be able to police the unauthorized use of our trade name. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. Additionally, we use imported equipment in our production lines, without supplier guarantees that our use does not infringe on third party intellectual property rights in China. This creates a potential source of litigation or infringement claims arising from such use. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions prohibiting the manufacture and sale of our products or the use of our technologies. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

In addition, our competitors and other third parties may initiate legal proceedings against us or our employees that may strain our resources, divert our management attention and damage our reputation. For example, in March 2002, ICP Global Technologies Inc., or ICP Global, a manufacturer of solar power products, filed an action in the Superior Court of the Province of Quebec, Canada (Action No. 500-05 071241-028) against our vice president, Europe, Gregory Spanoudakis, and ATS Automation Tooling Systems Inc., or ATS. ICP Global subsequently amended the complaint to include us, our subsidiary, CSI Solartronics, and our chairman, president and chief executive officer, Dr. Shawn Qu, as defendants. The amended complaint contends that all of the defendants jointly engaged in unlawful conduct and unfair competition in directing a business opportunity away from ICP Global to us. Although there have been no meaningful discovery, court filings or communications from the plaintiff on this matter since early 2004, we cannot assure you that ICP Global will not move forward with this case or that the litigation will not be determined adversely to us. We also cannot assure you that similar proceedings will not occur in the future.

We rely on dividends paid by our subsidiaries for our cash needs.

We conduct significantly all of our operations through our subsidiaries, CSI Solartronics (Changshu) Co., Ltd., CSI Solar Manufacture Inc., CSI Solar Technologies Inc., CSI Central Solar Power Co., Ltd., CSI Cells Co., Ltd. and Changshu CSI Advanced Solar Inc. which are companies established in China. We rely on dividends paid by these subsidiaries for our cash needs, including the funds necessary to pay any dividends or other cash distributions that we may make to our shareholders, to service our debt and to pay our operating expenses. The payment of dividends by entities organized in China is subject to limitations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. These subsidiaries are also required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. In addition, if any of these subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

If we are unable to attract, train and retain technical personnel, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train and retain technical personnel. Recruiting and retaining capable personnel, particularly those with expertise in the solar power industry, are vital to our success. There is substantial competition for qualified technical personnel, and there can be no assurance that we will be able to attract or retain our technical personnel. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected.

Fluctuations in exchange rates could adversely affect our business.

Prior to 2007, the majority of our sales had been denominated in U.S. dollars. Since the beginning of 2007, the majority of our sales have been denominated in Euros, although we may readjust our denomination currency for sales revenue depending on market conditions. In 2007, we incurred a net foreign currency exchange gain, which was caused by the depreciation of the U.S. dollar against the Euro in the amount of $2.7 million. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign currency losses in the future.

In addition, over the past three years, we have entered into multi-year supply contracts with a number of suppliers, under which, consistent with industry practice, we have made advance payments in exchange for specified quantities of silicon wafers. These contract prices are fixed in either Euro or Renminbi currency denominations. Our Renminbi costs and expenses primarily related to domestic sourcing of solar cells, wafers, silicon and other raw materials, toll manufacturing fees, labor costs and local overhead expenses. From time to time, we also have loan arrangements with Chinese commercial banks that are denominated in U.S. dollars and Renminbi. Therefore, fluctuations in currency exchange rates could have a material adverse effect on our financial condition and results of operations. Fluctuations in exchange rates, particularly among the U.S. dollar, Renminbi and Euro, affect our gross and net profit margins and could result in fluctuations in foreign exchange and operating gains and losses. We cannot predict the impact of future exchange rate fluctuations on our results of operations and we may incur net foreign currency losses in the future. To the extent that we are unable to pass along increased costs as a result of these exchange rate fluctuations to our customers, our profitability may be materially reduced.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

We, along with other solar module product manufacturers, are exposed to risks associated with product liability claims if the use of our solar module products results in injury. Since our products generate electricity, it is possible that users could be injured or killed by our products as a result of product malfunctions, defects, improper installation or other causes. We only shipped our first products in March 2002 and, because of our limited operating history, we cannot predict whether product liability claims will be brought against us in the future or the effect of any resulting negative publicity on our business. Although we carry limited product liability insurance, we may not have adequate resources to satisfy a judgment if a successful claim is brought against us. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. Even if the product liability claims against us are determined in our favor, we may suffer significant damage to our reputation.

Our founder, Dr. Shawn Qu, has substantial influence over our company and his interests may not be aligned with the interests of our other shareholders.

As of April 30, 2008 Dr. Shawn Qu, our founder, chairman and chief executive officer, beneficially owned 13,672,263 common shares, or 50.0% of our outstanding share capital, excluding restricted shares granted but yet to be vested and subject to restrictions on voting, dividend rights and transferability. As a result, Dr. Qu has substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our common shares. These actions may be taken even if they are opposed by our other shareholders.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages, fines and suspensions of our business operations.

We are required to comply with all national and local regulations regarding protection of the environment. As we expand our silicon reclamation program and research and development activities and move into solar ingot, solar wafer and solar cell manufacturing, we have begun to generate material levels of noise, waste water, gaseous wastes and other industrial wastes in the course of our business operations. Additionally, as we expand our internal solar components production capacity, our risk of facility incidents with a potential environmental impact also increases.

Except for a failure to obtain certain approvals prior to starting production as disclosed in “— Risks Related to Doing Business in China — We may face a potential risk for failing to comply with certain PRC legal requirements” we believe that we are in compliance with present environmental protection requirements and have all necessary environmental permits to conduct our business as it is presently conducted. However, if more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial. For example, we increased our expenditures to comply with the European Union’s Restriction of Hazardous Substances

Directive, which took effect in July 2006, by reducing the amount of lead and other restricted substances used in our solar module products. Furthermore, we may need to comply with the European Union’s Waste Electrical and Electronic Equipment Directive if we begin to sell specialty solar modules and products to customers located in Europe or if our customers located in other markets demand that our products be compliant.

If we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations. For instance, the Chinese Customs have recently increased their scrutiny on the import of scrap silicon over a concern that the recycling process for certain types of scrap silicon may cause environmental damage if not performed in a fully licensed factory and have subjected certain importations of recyclable silicon by some China-based companies, including us. See the section entitled “— If we are unable to secure an adequate and cost effective supply of solar wafers, solar cells or reclaimable silicon, our revenue, margins and profits could be adversely affected.” Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions of our business operations.

We may not be successful in establishing our brand names among all consumers in important markets and the products we sell under our brand name may compete with the products we manufacture on an OEM basis for our customers.

We sell our products primarily under our own brand name and also on an OEM basis for our customers. In certain markets our brand may not be as prominent as other more established solar power vendors, and there can be no assurance that the “CSI” brand name or any of our potential future brand names, will gain acceptance among customers. Moreover, because the range of products we sell under our own brands and those we manufacture for our customers may be substantially similar, there can be no assurance that, currently or in the future, there will not be direct or indirect competition between products sold under the CSI brand, or any of our other potential future brands, and products that we manufacture on an OEM basis. This could negatively affect our relationship with these customers.

If we grant employee share options, restricted shares or other share-based compensation in the future, our net income could be adversely affected.

We adopted a share incentive plan in 2006. As of December 31, 2007, we had granted 1,814,443 share options and 566,190 restricted shares under our share incentive plan. In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 123R, “Share-Based Payment.” This statement, which became effective in our first quarter of 2006, prescribes how we account for share-based compensation, and may have an adverse or negative impact on our results of operations or the price of our common shares. SFAS No. 123R requires us to recognize share-based compensation as compensation expense in the statement of operations based on the fair value of equity awards on the date of the grant, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. This statement also requires us to adopt a fair value-based method for measuring the compensation expense related to share-based compensation. The additional expenses associated with share-based compensation may reduce the attractiveness of issuing share options or restricted shares under our share incentive plan. However, if we do not grant share options or restricted shares, or reduce the number of share options or restricted shares that we grant, we may not be able to attract and retain key personnel. If we grant more share options or restricted shares to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income.

There have been historical deficiencies with our internal controls and there remain areas of our internal and disclosure controls that require improvement. If we fail to maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our common shares may be adversely impacted.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in the company’s annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. These requirements will first apply to our annual report on Form 20-F for the fiscal year ending on December 31, 2007. Although our management may conclude that our internal controls over financial reporting are effective, our independent registered public accounting firm may decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant rules differently from us.

Prior to our initial public offering, we were a private company of limited operating history with limited accounting and other resources with which to adequately address our internal controls and procedures. As a result, in our past audits, our auditors had identified material weaknesses and deficiencies with our internal controls. In our audit for the fiscal year ended December 31, 2006, we observed a number of weaknesses and deficiencies with respect to our internal controls under the standards established by the Public Company Accounting Oversight Board. The material weaknesses identified included (i) insufficient accounting resources to properly identify adjustments, analyze transactions and prepare financial statements in accordance with U.S. GAAP, and (ii) a lack of formal accounting policies and procedures for U.S. GAAP to ensure that our accounting policies and procedures are appropriately or consistently applied. Following the identification of these material weaknesses and other deficiencies, we have undertaken remedial steps and plan to continue to take additional remedial steps to address these material weaknesses and deficiencies and to further improve our internal and disclosure controls, including hiring additional staff, training our new and existing staff and installing new enterprise resource planning, or ERP systems, in order to build up a unified and integrated database of our company. In addition, since the beginning of 2007, we have engaged an advisory firm to advise us about complying with requirements of the Sarbanes-Oxley Act, and have hired an individual experienced in handling compliance with the requirements of the Sarbanes-Oxley Act. However, if we are unable to remedy the existing material weaknesses and deficiencies in our internal and disclosure controls and procedures, or if we fail to maintain an effective system of internal and disclosure controls in the future, we may be unable to accurately report our financial results or prevent fraud and as a result, investor confidence and the market price of our common shares may be adversely impacted. Furthermore, we anticipate that we will incur considerable costs and devote significant management time and efforts and other resources to comply with Section 404 of the Sarbanes-Oxley Act.

Risks Related to Doing Business in China

Uncertainties with respect to the Chinese legal system could have a material adverse effect on us.

We conduct substantially all of our manufacturing operations through our subsidiaries in China. These subsidiaries are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar, Euro and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 11.9% appreciation of the RMB against the U.S. dollar between July 21, 2005 and December 31, 2007. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. As a portion of our costs and expenses is denominated in Renminbi, the revaluation in July 2005 and potential future revaluation has and could further increase our costs in U.S. dollar terms. In addition, as we rely entirely on dividends paid to us by our operating subsidiaries in China, any significant revaluation of the Renminbi may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on, our common shares. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Certain portions of our revenue and expenses are denominated in Renminbi. If our revenues denominated in Renminbi increase or expenses denominated in Renminbi decrease in the future, we may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our common shares. Under China’s existing foreign exchange regulations, our PRC subsidiaries are able to pay dividends in foreign currencies, without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, we cannot assure you that the PRC government will not take further measures in the future to restrict access to foreign currencies for current account transactions.

Foreign exchange transactions by our PRC subsidiaries under most capital accounts continue to be subject to significant foreign exchange controls and require the approval of PRC governmental authorities. In particular, if we finance our PRC subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities including the Ministry of Commerce or its local counterparts. These limitations could affect the ability of our PRC subsidiaries to obtain foreign exchange through equity financing.

We may face a potential risk for failing to comply with certain PRC legal requirements.

We are required to comply with the PRC Environmental Protection Law. For example, some of our subsidiaries are required to have their manufacturing facilities examined and approved by the PRC environmental protection authorities prior to the start of production. However, due to discrepancies between interpretation of the written law and its application to date, two of our subsidiaries, CSI Solartronics and CSI Solar Manufacturing, began production without obtaining such approvals. As a result, there is a risk that we may be ordered by the relevant environmental protection authorities to cease manufacturing at these operations and subjected to fines. We are currently negotiating with the relevant authorities to complete the examination and obtain the requisite approvals. We will need to undergo similar reviews and obtain approvals prior to launching our solar wafer manufacturing operations. There can be no assurance that we will obtain the necessary approvals for our manufacturing operations in a timely manner, if at all.

We are required to comply with the PRC Construction Law and relevant regulations in the process of constructing our manufacturing facilities. For example, one of our PRC subsidiaries, CSI Cells, is required to have its recently constructed manufacturing facilities examined and accepted by relevant agencies before being put into service. However, CSI Cells began operating these facilities without completion of the required examination and acceptance procedure. We are currently working with the relevant parties to undergo the required examination and acceptance procedures. However, there is a risk that we may be ordered by the relevant construction administrative authorities to comply and be subject to fines.

Two of our subsidiaries, CSI Luoyang and CSI Cells, commenced construction of their manufacturing facilities without obtaining a construction project planning permit or a construction permit, both of which are required under PRC Construction Law. We are currently cooperating with relevant government agencies to obtain these required permits. However, there is a risk that we may be ordered by the relevant construction administrative authorities to comply and be subject to fines. We also may be subject to actions by competent city planning administrative authorities. If our construction is deemed to have had a serious adverse impact on city planning, these authorities may order us to cease construction or to demolish these facilities within a short time period, or they may confiscate the illegal facilities outright.

In addition, we adopted a share incentive plan in 2006 that grants employees, including some of our PRC employees, share options and restricted shares. We have not yet filed our share incentive plan with SAFE as required by the Implementation Rules of the Individual Foreign Exchange Administrative Measures, or SAFE Rules, and the subsequent Foreign Exchange Operating Procedures for Administration of Domestic Individuals Participating in the Employee Share Ownership Plan or Share Option Plan of An Overseas Listed Company, or Circular 78. Because the SAFE Rules and Circular 78 are newly issued, there is some uncertainty as to how they will be interpreted and implemented. However, if we can not timely fulfill the stated fiing requirement, this could have an adverse effect on our ability to grant share options and restricted shares to our PRC employees.

Our business benefits from certain incentives under PRC tax law and regulations. The recent promulgation of the PRC Enterprise Income Tax Law and, subsequently, the expiration of, or changes to those incentives, as well as the creation or resumption of certain types of taxation will result in our having to pay additional PRC taxes, which could have a material adverse impact on our operations.

Under the former PRC Income Tax Law on Foreign Invested Enterprise and Foreign Enterprise, or the former Income Tax Law, a foreign invested enterprise, or FIE, in China was typically subject to an enterprise income tax, or EIT, at the rate of 30% on taxable income, and local income tax at the rate of 3% on taxable income. The PRC government provided various incentives to FIEs, including each of our PRC subsidiaries, to encourage the development of foreign investments. Such incentives included reduced tax rates and other measures. FIEs that were determined by PRC tax authorities to be manufacturing companies with authorized terms of operation of more than ten years were eligible for: (i) a two-year exemption from EIT in their first profitable year; and (ii) a 50% reduction in its applicable EIT rate in the succeeding three years. Based on these allowances, CSI Solartronics was initially entitled to a preferential EIT rate of 24% as a manufacturing enterprise located in a coastal economic development zone in Changshu. CSI Solartronics’ first profitable year was 2002 and thus its initial EIT preferential period ended in 2006. However, CSI Solartronics was granted a three year extension for the 50% reduction in its EIT rate by the Changshu tax authority. Thus, CSI Solartronics was subject to an EIT rate of 12%. CSI Solar Manufacturing was initially entitled to a preferential EIT rate of 15%. Following its first profitable year of operations in 2005, CSI Solar Manufacturing was exempt from EIT until 2006. Since then, it has been subject to an EIT rate of 7.5%. CSI Luoyang and CSI Cells became profitable in 2007. As such, both CSI Luoyang and CSI Cells were exempted from EIT until 2008 and will enjoy a 50% reduction in their applicable EIT rates from 2009 to 2011. CSI Solar Technologies and CSI Advanced are not currently profitable and have therefore not applied for preferential tax treatment.

On January 1, 2008, the PRC’s new Enterprise Income Tax Law, or the new EIT law, became effective. Under the new EIT law, both FIEs and domestic enterprises are now subject to an uniform EIT rate of 25%. Furthermore, dividends paid by an FIE to a non-resident shareholder on post-2007 earnings are now subject to a withholding tax of 10%, which may be reduced under any applicable bi-lateral tax treaty between China and the jurisdiction where the non-resident shareholder resides.

In addition, for FIEs established prior to March 16, 2007 (the promulgation date of the new EIT law) that have not attained profitability by January 1, 2008 and, have therefore not begun to realize the preferential tax treatment available to them under the former income tax regime, the new EIT law provides that the preferential five-year tax holiday period will expire within five years. Since the tax holiday of our subsidiaries CSI Solar Technologies and CSI Advanced commenced January 1, 2008, under the new EIT Law, this preferential five-year tax holiday period will expire December 31, 2012.

As the preferential tax benefits currently enjoyed by our PRC subsidiaries expire, their effective tax rates will increase significantly. This could have a material adverse effect on our financial condition and results of operations. Furthermore, our subsidiaries CSI Solar Technologies and CSI Advanced, were not profitable prior to January 1, 2008. As a result, should these subsidiaries not attain profitability prior to January 1, 2013, they will lose their right to enjoy the preferential tax treatment available under the former Income Tax Law. In addition, dividends paid to us by our PRC subsidiaries from pre-2008 earnings are exempt from Chinese dividend withholding tax even if such dividends are paid after January 1, 2008. Dividends paid on post-2007 earnings of are, however, subject to Chinese withholding tax (as described above).

Under the new EIT law, an enterprise registered under the laws of a jurisdiction outside China may be deemed a Chinese tax resident and be subject to EIT upon its worldwide income, if its place of effective management is in China. The PRC State Council recently promulgated detailed implementation rules for the new EIT law. Because the new EIT law and related implementation rules are newly executed, there is uncertainty as to how they will be interpreted and implemented. Although we are carefully monitoring these legal developments and will timely adjust our effective income tax rate when necessary, we cannot assure you that the new EIT law will not cause material increases in the EIT rates applicable to us or our PRC subsidiaries, which could have a material adverse effect on our financial condition and results of operations.

Subject to the recently promulgated circular by the PRC State Council on the Implementation of the Grandfathering Preferential Policies under the PRC Enterprise Income Tax Law, or the Implementation Circular, only a certain number of the preferential policies provided under the former Income Tax Law, regulations, and documents promulgated under the legal authority of the State Council are eligible to be grandfathered in accordance with Implementation Circular. Of the preferential policies enjoyed by our PRC subsidiaries, only the “two-year exemption” and “three-year half deduction” tax preferential policies are grandfathered by the Implementation Circular. As a result, commencing January 1, 2008, CSI Solartronics is subject to an EIT rate of 25% and CSI Solar Manufacturing is subject to an EIT rate of 12.5% until 2010, when it becomes subject to an EIT rate of 25%.

Furthermore, there is a trend by the Chinese government to cancel or reduce its export tax refund policy. As our subsidiaries currently receive export tax refunds from the PRC government, we may face higher manufacturing costs as a direct or indirect result of such policy changes.

In light of these tax changes, we are exploring preferential tax treatment and applicable policies, if any, available to us under the new EIT tax law. Despite any preferential tax treatment, we expect our manufacturing costs and EIT rate under the new EIT law to be higher than under the former Income Tax Law, which could have a material adverse effect on our financial condition and results of operations.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of avian flu or another epidemic or outbreak. From 2005 to 2007, there have been reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases and deaths. Any prolonged recurrence of avian flu or other adverse public health developments in China may have a material adverse effect on our business operations. These could include our ability to travel or ship our products outside of China, as well as temporary closure of our manufacturing facilities. Such closures or travel or shipment restrictions would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian flu or any other epidemic.

Risks Related to Our Common Shares

The market price for our common shares may be volatile.

The market price for our common shares has been highly volatile and subject to wide fluctuations. During the period from November 9, 2006, the first day on which our common shares were listed on the Nasdaq Global Market, until May 23, 2008, the market price of our common shares ranged from $6.50 to $48.91 per share and the closing market price on May 23, 2008 was $38.49 per share. The market price for our common shares may continue to be volatile and subject to wide fluctuations in response to a wide variety of factors, including the following:

•	announcements of technological or competitive developments;

•	regulatory developments in our target markets affecting us, our customers or our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of other solar power companies;

•	addition or departure of our executive officers and key research personnel;

•	announcements regarding patent litigation or the issuance of patents to us or our competitors;

•	fluctuations in the exchange rates between the U.S. dollar, the Euro and RMB;

•	release or expiry of lock-up or other transfer restrictions on our outstanding common shares; and

•	sales or perceived sales of additional common shares.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our common shares.

Substantial future sales or perceived sales of our common shares in the public market could cause the price of our common shares to decline.

Sales of our common shares in the public market, or the perception that these sales could occur, could cause the market price of our common shares to decline. As of April 30, 2008, we had 27,770,158 common shares outstanding, excluding restricted shares granted but yet to be vested and subject to restrictions on voting, dividend rights and transferability. In addition, the number of common shares outstanding and be available for sale will increase when the holders of our convertible notes receive common shares upon the conversion of their notes, or the holders of options to acquire our common shares receive our common shares upon the exercise of their options, subject to volume, holding period and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act of 1933, as amended, or the Securities Act. To the extent these shares are sold into the market, the market price of our common shares could decline.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

Our articles of continuance contain anti-takeover provisions that could adversely affect the rights of holders of our common shares.

The following provisions in our amended articles of continuance may deprive our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by delaying or preventing a change of control of our company:

•	Our board of directors has the authority, without approval by the shareholders, to issue an unlimited number of preferred shares in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred shares.

•	Our board of directors is entitled to fix and may change the number of directors within the minimum and maximum number of directors provided for in our articles. Our board of directors may appoint one or more additional directors to hold office for a term expiring no later than the close of the next annual meeting of shareholders, subject to the limitation that the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

You may have difficulty enforcing judgments obtained against us.

We are a corporation organized under the laws of Canada and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts, judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, we have been advised by our Canadian counsel that a monetary judgment of a U.S. court predicated solely upon the civil liability provisions of U.S. federal securities laws would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We cannot assure you that this will be the case. It is unlikely that an action could be brought in Canada in the first instance for civil liability under U.S. federal securities laws. There is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such PRC courts would be competent to hear original actions brought in the PRC against us or such persons predicated upon the securities laws of the United States or any state.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our common shares.

Based on the market price of our common shares and the composition of our income and assets and our operations, we believe we were not a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for our taxable year ended December 31, 2007. However, we must make a separate determination each year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year. A non-U.S. corporation will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income. The market value of our assets is generally determined by reference to the market price of our common shares, which may fluctuate considerably. If we were treated as a PFIC for any taxable year during which a U.S. person held a common share, certain adverse U.S. federal income tax consequences could apply to such U.S. person. See the section entitled “Taxation — Certain U.S. Federal Income Tax Considerations — Passive Foreign Investment Company.”

We incur increased costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other public-company related expenses. For example, the Sarbanes-Oxley Act, and related rules and regulations implemented by SEC and the Nasdaq Global Market, have changed the corporate governance practices of public companies and have increased our legal and financial compliance costs and made some activities more time-consuming and costly. We cannot predict or estimate the amount of our future legal, accounting and other public-company related expenses, and the timing of such expenses.

THE CONVERSION OFFER

Purpose and Effect

The purposes of the conversion offer are to induce the conversion to common shares of any and all of the outstanding 6.0% Convertible Senior Notes due 2017 to reduce our ongoing fixed interest obligations and to improve the trading liquidity of our common shares by increasing the number of outstanding shares of common shares available for trading. We believe that a successful conversion offer may also provide a greater access to the equity capital markets for us, including through future offerings of convertible notes or other equity-linked securities, and enable us to capitalize on opportunities for future growth. We are offering to increase the conversion rate for the notes surrendered for conversion upon the terms and subject to the conditions set forth in this conversion offer memorandum and the related letter of transmittal. The notes are currently convertible at a conversion rate of 50.6073 shares of common shares per US$1,000 principal amount of notes, subject to adjustment, which is equivalent to a conversion price of approximately US$19.76 per share. The conversion offer allows current holders of notes who surrender their notes for conversion on or before 5:00 p.m., New York City time, on June 24, 2008 to receive common shares based on a conversion rate, subject to adjustment, equal to the sum of: (a) 50.6073 and (b) the quotient (rounded to four decimal places) obtained by dividing (i) $117.00 by (ii) the arithmetic average of the daily volume-weighted average price of our common shares for the ten trading days from and including June 3, 2008 to and including June 16, 2008. The actual number of common shares you will receive if you convert your notes in this conversion offer will be fixed after 5:00 p.m., New York City time, on Monday, June 16, 2008, on the basis of the pricing formula set forth above, and announced prior to the opening of trading on Tuesday, June 17, 2008. Any notes that are converted in the conversion offer will be cancelled and retired. As of May 27, 2008, US$75,000,000 principal amount of the notes were outstanding.

Terms of the Conversion Offer

Pursuant to the terms of the conversion offer, including the terms or conditions of any extension or amendment of the conversion offer, we will accept for conversion, and promptly convert pursuant to the terms of the notes, at the increased conversion rate, all notes validly surrendered for conversion pursuant to the conversion offer and not validly withdrawn (or, if withdrawn, validly re-surrendered after such withdrawal). The conversion agent will act as agent for converting holders for the purpose of receiving shares of common shares from us and transmitting such shares to the converting holders.

For each US$1,000 aggregate principal amount of notes you validly surrender as part of the conversion offer and we accept for conversion, you will receive common shares based on a conversion rate, subject to adjustment, equal to the sum of: (a) 50.6073 and (b) the quotient (rounded to four decimal places) obtained by dividing (i) $117.00 by (ii) the arithmetic average of the daily volume-weighted average price of our common shares for the ten trading days from and including June 3, 2008 to and including June 16, 2008. The actual number of common shares you will receive if you convert your notes in this conversion offer will be fixed after 5:00 p.m., New York City time, on June 16, 2008, on the basis of the pricing formula set forth above, and announced prior to the opening of trading on June 17, 2008. Under the terms governing the notes, holders whose notes are accepted for exchange after June 15, 2008 will not receive any payment for interest accrued on or after June 15, 2008, which will be deemed paid in full upon conversion.

For purposes of this calculation “daily volume-weighted average price” means, for each of the ten trading days during the calculation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CSIQ < equity > AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one of our common shares on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily volume-weighted average price will exclude after hours trading or any other trading outside of the regular trading session trading hours.

We will calculate the applicable amount of shares you will receive upon conversion of your notes in the conversion offer and will announce the increased conversion rate prior to the opening of trading on June 17, 2008. You can also obtain relevant information with respect to the conversion rate for this conversion offer on a daily basis during the offer period as well as the final conversion rate, after its determination on the pricing date, by calling the information agent or the financial advisor at their respective toll-free numbers provided on the back cover of this conversion offer memorandum.

We are not required to issue fractional shares of common shares upon conversion of the notes in the conversion offer. Instead, we will pay a cash adjustment for all fractional shares based upon the closing price of the common shares on the business day preceding the settlement date.

The conversion offer is not conditioned on any minimum number of notes being tendered. The conversion offer is, however, subject to other conditions as described in “— Conditions to the Conversion Offer.”

Subject to Rule 14e-1(c) of the Securities Exchange Act of 1934, as amended, we reserve the right in our sole discretion and at any time to delay acceptance for conversion of, or payment of conversion consideration in respect of, notes for such time as may be needed to obtain any required governmental regulatory approvals. See “— Conditions to the Conversion Offer.” In all cases, the conversion agent will make payment to holders of notes or beneficial owners of the conversion consideration for such notes surrendered for conversion pursuant to the conversion offer only after the conversion agent has received, prior to the expiration date:

•	either of the following:

(1) certificates representing the notes to be converted in the conversion offer; or

(2)	timely confirmation of a book-entry transfer of the notes into the conversion’s agent account at DTC pursuant to the procedures set forth in this section; and

•	either of the following:

(1)	a properly completed and duly executed letter of transmittal, together with any other forms, signatures, guarantees, documents or information that may be required thereby; or

(2) a properly transmitted agent’s message through ATOP.

For purposes of this conversion offer, notes surrendered for conversion will only be deemed to have been accepted for conversion and payment of conversion consideration if, as and when we give proper notice of such acceptance to the conversion agent.

Converting holders will not be obligated to pay brokerage fees or commissions to the financial advisor, the information agent, the conversion agent, the trustee or us. Converting holders will not be required to pay transfer taxes on the payment of the conversion consideration, except as provided in the letter of transmittal.

Deciding Whether to Participate in the Exchange Offer

You must make your own decision whether to convert any notes in this conversion offer, and, if so, the amount of notes to convert. None of Canadian Solar Inc., our board of directors or officers, the conversion agent, the information agent, the financial advisor, the trustee or any other person is making any recommendation as to whether you should convert your notes in the conversion offer.

Expiration Date and Amendments

The conversion offer will expire at 5:00 p.m., New York City time, on June 24, 2008, unless we, in our sole discretion, extend the conversion offer, in which case the term “expiration date” means the latest date and time to which we extend the conversion offer. In any event, the conversion offer will be open for at least 20 full business days.

We also may extend the conversion offer or amend or terminate the conversion offer if any of the conditions described below under “— Conditions to the Conversion Offer” have not been satisfied or waived prior to the expiration date by giving proper notice to the conversion agent of the delay, extension, amendment or termination.

Further, we reserve the right, in our sole discretion and at any time, to amend the terms of the conversion offer in any manner permitted or not prohibited by applicable law. We will notify you as promptly as practicable of any extension, amendment or termination in accordance with applicable law.

If we determine to extend the conversion offer, then we will notify the conversion agent of any extension by oral or written notice and give each registered holder notice of the extension by means of a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all notes previously surrendered for conversion will remain subject to the conversion offer and may be accepted for conversion by us, except that surrendered notes may be validly withdrawn after the expiration date if the notes have not been accepted for conversion after the expiration of 40 business days from May 27, 2008. Any notes not accepted for conversion for any reason will be returned without expense to the surrendering holder promptly after the expiration or termination of the conversion offer.

Procedures for Surrendering Notes in the Conversion Offer

Submission of Notes

The submission of notes for conversion as described below and our acceptance of such notes will constitute a binding agreement between the converting holder and us upon the terms and conditions described in this conversion offer memorandum and in the accompanying letter of transmittal. Except as described below, a converting holder who wishes to submit notes for conversion in response to the conversion offer must deliver the notes, together with a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the conversion agent at the address listed on the back cover page of this conversion offer memorandum prior to 5:00 p.m., New York City time, on June 24, 2008. All notes not converted in response to the conversion offer will be returned to the submitting holder at our expense as promptly as practicable following the expiration date.

THE METHOD OF DELIVERY OF NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

There are no guaranteed delivery procedures in connection with this conversion offer.

Book-Entry Delivery Procedures

Any financial institution that is a participant in DTC may make book-entry delivery of the notes by causing DTC to transfer such notes into the conversion agent’s account in accordance with that facility’s procedures for the transfer. In connection with a book-entry transfer, a letter of transmittal need not be transmitted to the conversion agent, as long as the book-entry transfer procedure is complied with prior to 5:00 p.m., New York City time, on the expiration date and an agent’s message (as defined below) is received by the conversion agent prior to 5:00 p.m., New York City time, on the expiration date. The term “agent’s message” means a message, transmitted by DTC to, and received by, the conversion agent, which states that (1) DTC has received an express acknowledgement from the participant in DTC submitting notes for conversion, (2) the participant has received and agrees to be bound by the terms of the letter of transmittal and (3) we may enforce the agreement against the participant.

Signatures and Signature Guarantees

Each signature on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, unless the notes surrendered for conversion with that letter of transmittal are submitted (1) by a registered holder of the notes who has not completed either the box entitled “Special Conversion Instructions” or the box entitled “Special Delivery Instructions” in the letter of transmittal, or (2) for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the

Stock Exchange Medallion Program, each known as an eligible institution. In the event that a signature on a letter of transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, the guarantee must be by an eligible institution. If the letter of transmittal is signed by a person other than the registered holder of the notes, the notes surrendered for conversion must either (1) be endorsed by the registered holder, with the signature guaranteed by an eligible institution, or (2) be accompanied by a stock power, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature guaranteed by an eligible institution. The term “registered holder” as used in this paragraph with respect to the notes means any person in whose name such notes are registered on the books of the transfer agent and registrar for the notes.

If any letter of transmittal, endorsement, stock power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, the signatory should so indicate when signing, and, unless waived by us, submit proper evidence of the person’s authority to so act, which evidence must be satisfactory to us in our sole discretion.

Beneficial Owners

Any beneficial owner of the notes whose notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to submit notes for conversion in the conversion offer should contact the broker, dealer, commercial bank, trust company or other nominee promptly and instruct it to have the registered holder submit such notes for conversion on the beneficial owner’s behalf. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

Backup Withholding

To prevent U.S. federal income tax backup withholding, each converting holder of notes that is a U.S. person generally must provide the conversion agent with the holder’s correct taxpayer identification number and certify that the holder is not subject to U.S. federal income tax backup withholding by completing the Form W-9 provided with the letter of transmittal. Each converting holder of notes that is not a U.S. person should provide the conversion agent with an applicable Form W-8, certifying that the holder is not a U.S. person.

Determination of Validity

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any notes surrendered for conversion pursuant to any of the procedures described above in our sole discretion, and this determination will be final and binding. We reserve the absolute right to reject any and all surrenders of any notes that we determine not to be in proper form or if our acceptance for conversion of, or payment of conversion consideration in respect of, such notes may, in our opinion or the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any of the conditions of the conversion offer or any defect or irregularity in any surrender with respect to any holder’s notes, whether or not similar defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the conversion offer and the documents delivered in connection therewith will be final and binding. Neither we, nor the conversion agent, the financial advisor, the information agent, nor any other person, will be under any duty to give notification of any defects or irregularities in surrenders or will incur any liability for failure to give any such notification. If we waive our right to reject a defective surrender, the holder will be entitled to the conversion consideration.

Withdrawal Rights

You may withdraw your submission of notes for conversion at any time before the conversion offer expires. In addition, you may withdraw any previously surrendered notes that are not accepted for conversion by us after the expiration of 40 business days from May 27, 2008, if such notes have not been previously returned to you.

For a withdrawal to be effective, the conversion agent must receive a written or facsimile notice of withdrawal at its address listed on the back cover of this conversion offer memorandum. A facsimile transmission notice of withdrawal that is received prior to receipt of a surrender of notes sent by mail and postmarked prior to the date of the facsimile transmission of withdrawal will be treated as a withdrawn surrender. The notice of withdrawal must:

•	specify the name of the person who surrendered the notes to be withdrawn;

•	identify the notes to be withdrawn, including the amount of notes and certificate number, or, in the case of shares surrendered by book-entry transfer, the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC and the letter of transmittal;

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal by which those notes were surrendered, including any required signature guarantee, or be accompanied by documents of transfer and properly completed irrevocable proxies sufficient to permit our transfer agent to register the transfer of those notes into the name of the depositor withdrawing the surrender; and

•	if certificates for notes have been transmitted, specify the name in which notes are registered if different from that of the withdrawing holder.

If you have delivered or otherwise identified to the conversion agent the certificates for notes, then, before the release of these certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with the signatures guaranteed by an eligible guarantor institution, unless the holder is an eligible guarantor institution.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any notes so withdrawn will be deemed not to have been validly surrendered for purposes of the conversion offer. We will return any notes that have been surrendered but that are not converted for any reason to the holder, without cost, promptly after withdrawal, rejection of surrender or termination of the conversion offer. In the case of notes surrendered by book-entry transfer into the conversion agent’s account at DTC, the notes will be credited to an account maintained with DTC for the notes. You may re-surrender properly withdrawn notes by following one of the procedures described under “— Procedures for Surrendering Notes in the Conversion Offer” at any time on or before the expiration date.

Conditions to the Conversion Offer

General Conditions

Notwithstanding any other term of the conversion offer, we will not be required to accept for conversion or to convert notes if we have not obtained all governmental regulatory approvals required to consummate the conversion offer. In addition to the other conditions described above, we will not be required to complete the conversion offer if:

•	the conversion offer, or the making of any conversion by a holder of notes, would violate any applicable law, regulation or interpretation of the staff of the SEC;

•	any action or proceeding is instituted or threatened in any court or by or before any governmental, regulatory or administrative agency or instrumentality or by any other person in connection with the conversion offer which, in our judgment, would or might prohibit, prevent, restrict or delay consummation of the conversion offer;

•	is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects; or

•	would or might prohibit, prevent, restrict or delay consummation of the conversion offer;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality, that, in our sole judgment: of the conversion offer;

•	is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects; or

•	would or might prohibit, prevent, restrict or delay consummation of the conversion offer;

•	there shall have occurred or be likely to occur any event affecting our business or financial affairs that, in our sole judgment, would or might prohibit, prevent, restrict or delay consummation of the conversion offer;

•	there has occurred:

•	any general suspension of, or limitation on prices for, trading in securities in the U.S. securities or financial markets;

•	any significant adverse change in the price of the notes or the common shares;

•	a material impairment in the trading market for securities;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other financial markets;

•	any limitation that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions;

•	a commencement or escalation of war or armed hostilities or other national or international calamity directly or indirectly involving the United States; or

•	in the case of any of the foregoing in existence on the date of this conversion offer memorandum, a material acceleration or worsening thereof.

The conditions described in this section are for our sole benefit and we may assert them prior to the expiration date regardless of the circumstances giving rise to any condition. Subject to applicable law, we may waive these conditions in our discretion in whole or in part prior to the expiration date. If we waive any waivable conditions, the waiver will apply to all holders of notes who submit their notes for conversion in the conversion offer and we will continue the conversion offer for at least five business days after the waiver. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time.

For conditions that are based upon the occurrence of an event, we will determine whether the event has in fact occurred. For conditions that require a legal conclusion or analysis, we may seek and rely upon the advice of our legal counsel to determine whether that condition has been satisfied. For conditions that are subject to our sole discretion or judgment, our management or board of directors (or a committee thereof) will make a good faith determination as to whether the condition is satisfied based upon an assessment of the facts, circumstances and other information known by us at the time the decision is to be made, and we may, but are not obligated to, seek the advice, approval or consent of any other person. At present, we have not made a decision as to what circumstances would lead us to waive any condition and any such waiver would depend on all of the facts and circumstances prevailing at the time of the waiver. Any determination made by us concerning the events described in this section will be final and binding upon all affected persons.

Resales of Common Shares Received Pursuant to the Conversion Offer

Common shares received by holders of notes bearing the CUSIP No. 136635 AB 5 pursuant to this conversion offer may be offered for resale, resold and otherwise transferred without registration under the Securities Act and without delivery of a prospectus meeting the requirements of Section 10 of the Securities Act if the holder is not our “affiliate” within the meaning of Rule 144(a)(1) under the Securities Act.

Common shares received by holders of notes bearing the CUSIP No. 136635 AA 7 pursuant to this conversion offer may not be sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities laws or pursuant to an exemption therefrom or in a transaction not subject thereto. If these shares are uncertificated, they will be subject to stop transfer orders, or if certificated, will bear legends, each to the effect as follows:

THE SECURITIES WERE ISSUED IN CONNECTION WITH THE CONVERSION OF CANADIAN SOLAR INC.’S 6.0% CONVERTIBLE SENIOR NOTES DUE 2017 AND HAVE NOT BEEN

REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

Pursuant to Rule 144 under the Securities Act, a holder who is not our “affiliate” under the Securities Act may freely sell the shares subject to the restrictive legend subject to our staying current with our public filings. After December 10, 2008, a non-affiliated holder may sell these shares without any restriction and request that the restrictive legend be removed from the certificates evidencing the shares.

Any holder who is our affiliate at the time of the conversion must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale, unless such sale or transfer is made pursuant to an exemption from such requirements and the requirements under applicable state securities laws.

Consequences of Failure to Convert Notes in the Conversion Offer

Holders who desire to convert their notes into common shares in the conversion offer should allow sufficient time to ensure timely delivery. Neither we nor the conversion agent is under any duty to give notification of defects or irregularities with respect to the requests for conversion.

Notes that are not converted or are submitted for conversion but not accepted will, following the consummation of the conversion offer, continue to be subject to the existing restrictions on transfer set forth in the legend on the notes and in the offering memorandum, dated December 4, 2007, relating to the issuance of such notes. In general, the notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We have kept a registration statement effective with respect to the resale of the notes and the common shares into which such notes were convertible since March 27, 2008. Any notes not sold pursuant to such registration statement are subject to the transfer restrictions described in the offering memorandum.

Notes that are not converted in the conversion offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the notes.

Accounting Treatment

The difference between the fair value of the consideration transferred to holders of the notes that convert their notes in the conversion offer and the fair value of common shares issuable pursuant to the original conversion terms, will be subtracted from net income to arrive at net income available to common shareholders and will affect the calculation of earnings per common share in the current period. The fees and expenses we incur in connection with the conversion offer will also be recorded as a reduction of net income in the current period.

Appraisal Rights

None of our stockholders will have any appraisal rights with respect to the conversion offer.

PRICE RANGE OF COMMON SHARES

Our common shares are traded on the Nasdaq Global Market under the symbol “CSIQ.” The following table sets forth the high and low intraday sales prices of our common shares for each period indicated as reported on the Nasdaq Global Market. Our common shares commenced trading on the Nasdaq Global Market on November 9, 2006.

	Sales Price
Period	High	Low
	US$	US$

2006
Fourth Quarter (from November 10)	16.73	9.43
2007
First Quarter:
January	11.87	9.26
February	14.36	10.30
March	11.68	8.72
Second Quarter:
April	13.88	9.60
May	11.80	8.78
June	10.87	9.21
Third Quarter:
July	11.70	8.57
August	9.25	6.50
September	10.95	7.08
Fourth Quarter:
October	11.65	8.67
November	18.88	9.99
December	31.44	15.62
2008
First Quarter:
January	31.10	14.74
February	24.15	17.32
March	23.96	16.31
Second Quarter (through May 23, 2008):
April	28.45	21.25
May	48.91	25.93

The closing price of our common shares on May 23, 2008 as reported by the Nasdaq Global Market was US$38.49.

DIVIDEND POLICY

We have never declared or paid any dividends, nor do we have any present plan to pay any cash dividends on our common shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has complete discretion on whether to pay dividends, subject to restrictions under the Canada Business Corporations Act (the “CBCA”). See “Description of Share Capital — Common Shares — Dividends.” Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Cash dividends on our common shares, if any, will be paid in U.S. dollars.

USE OF PROCEEDS

We will not receive any cash proceeds from the conversion offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years and for the three months ended March 31, 2008.

						Three
						Months
						Ended
	Year Ended December 31,					March 31,
	2003	2004	2005	2006	2007	2008

Ratio of earnings to fixed charges	149X	166X	17X	—	—	11X
Earnings deficiency	—	—	—	$9.0 million	$39,500	—

For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes, plus fixed charges. “Fixed charges” consist of interest expense including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

For the years ended December 31, 2006 and 2007, earnings were inadequate to cover fixed charges and the dollar amount of coverage deficiency is disclosed in the above table.

COMPARISON OF RIGHTS BETWEEN OUR NOTES AND OUR COMMON SHARES

The following describes the material differences between the rights of holders of notes and holders of our common shares. While we believe that the description covers the material differences between the notes and our common shares, this summary may not contain all of the information that is important to you. You should carefully read this entire conversion offer memorandum, including the sections entitled “Description of Notes” and “Description of Share Capital,” the letter of transmittal and the documents incorporated by reference into this conversion offer memorandum for a more complete understanding of the differences between being a holder of the notes and a holder of our common shares.

Governing Document

As a holder of the notes, your rights currently are set forth in, and you may enforce your rights under, the notes issued by us and under an indenture, dated as of December 10, 2007, between us and The Bank of New York, as trustee. After completion of this conversion offer, your rights as a holder of our common shares will be set forth in, and you may enforce your rights under, our articles of continuance, as amended from time to time, bylaws as effective from time to time, and the Canada Business Corporations Act, or CBCA.

Payments

As a holder of notes, you are entitled to interest on the notes accruing at a rate of 6.0% per annum payable in cash on June 15 and December 15 of each year, beginning on June 15, 2008. The notes will mature on December 15, 2017, at which time noteholders are entitled to return of their principal, plus accrued and unpaid interest, if any. Holders of our common shares are entitled to receive dividends if, as and when as declared by our board of directors out of funds legally available for such purpose. See “Dividend Policy.”

Redemption

We may redeem the notes at any time on or after December 24, 2012 at 10% of the principal amount, plus accrued and unpaid interest (i) in whole or in part, if the closing price of our common shares exceeds 130% of the conversion price for a specified period of time before the redemption, or (ii) in whole only, if at least 95% of the initial aggregate principal amount of the note originally issued have been redeemed, converted or repurchased and, in each case, cancelled. Our common shares are not subject to redemption.

Repurchase

We will make the holders of the notes an offer to purchase for cash any notes held by a noteholder in the event of a fundamental change (as defined in the indenture) at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. Holders of the notes also have the option to require us to repurchase for cash any note held by you on December 24, 2012 and December 15, 2014 at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. Our common shares are not subject to repurchase.

Conversion

Without giving effect to this conversion offer, the notes may currently be converted, at your option, at a conversion ratio of 50.6073 common shares per US$1,000 principal amount of notes, subject to adjustment, which reflects a conversion price of approximately $19.76 per share. The shares of our common stock are not subject to conversion.

Listing

The notes are not listed on any national securities exchange, but are eligible for trading in The PORTAL Market. Shares of our common stock are listed on the Nasdaq Global Market under the symbol “CSIQ.”

Voting Rights

As a holder of notes, you have no voting rights until you have converted your notes into common shares. Holders of our common shares are entitled to one vote for each share held of record on all matters submitted to a vote of common shareholders.

Maturity

The notes will mature on December 15, 2017. Our common shares never mature.

Ranking

The convertible notes are our unsecured unsubordinated obligations, and will be effectively subordinated to our secured indebtedness and the indebtedness and other liabilities of our subsidiaries. In any liquidation, dissolution or winding up of us, our common shares would rank below all debt claims against us, including the notes. As a result, holders of our common shares will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders have been satisfied. In addition, holders of any preferred stock we may issue in the future will have priority over the holders of our common shares with respect to the distribution of our assets in the event of our liquidation or dissolution.

DESCRIPTION OF NOTES

For a description of the notes, please see “Description of Notes” in our Registration Statement on Form F-3 (File No. 333-149497), as amended, initially filed with the SEC on March 3, 2008, which is incorporated herein by reference. Please also see the section entitled “the Conversion Offer” herein for the adjustment of the conversion rate of the notes in connection with this conversion offer.

Requests for copies of the Registration Statement containing the Description of Notes should be addressed to us at No. 199 Lushan Rd, Suzhou New District, Suzhou, Jiangsu 215129, People’s Republic of China, attention: Investor Relations.

It is important for you to read the Description of Notes carefully before making your investment decision.

DESCRIPTION OF SHARE CAPITAL

We are a Canadian corporation, and our affairs are governed by our articles of continuance, as amended from time to time (the “articles”), bylaws as effective from time to time, and the CBCA.

As of the date of this conversion offer memorandum, our authorized share capital consists of an unlimited number of common shares. As of the date of this conversion offer memorandum, 28,138,997 common shares were issued and outstanding.

The following summary description of our share capital does not purport to be complete and is qualified in its entirety by reference to our articles, as amended, and our amended bylaws. If you would like more information on our common shares, you should review our articles and bylaws and the CBCA.

Common Shares

General

All of our common shares are fully paid and non-assessable. Our common shares are issued in registered form and may or may not be certificated although every shareholder is entitled at their option to a share certificate that complies with the CBCA. There are no limitations on the rights of shareholders who are not residents of Canada to hold and vote common shares.

Dividends

Holders of our common shares are entitled to receive, from funds legally available therefor, dividends when and as declared by the board of directors. The CBCA restricts the directors’ ability to declare, and our ability to pay, dividends by requiring that certain solvency tests be satisfied at the time of such declaration and payment. See “Shareholders’ Rights — Sources of Dividends.”

Voting Rights

Each common share is entitled to one vote on all matters upon which the common shares are entitled to vote.

Liquidation

With respect to a distribution of assets in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets for the purposes of winding up our affairs, assets available for distribution among the holders of common shares shall be distributed among the holders of the common shares on a pro rata basis.

Variations of Rights of Shares

All or any of the rights attached to our common shares, or any other class of shares duly authorized may, subject to the provisions of the CBCA, be varied either with the unanimous written consent of the holders of the issued shares of that class or by a special resolution (as defined in the section entitled “Shareholder Meetings” below) passed at a meeting of the holders of the shares of that class.

Preferred Shares

Our board of directors has the authority, without shareholder approval, to issue an unlimited number of preferred shares in one or more series. Our board of directors may establish the number of shares to be included in each such series and may set the designations, preferences, powers and other rights of the shares of a series of preferred shares. While the issuance of preferred shares provides us with flexibility in connection with possible acquisitions or other corporate purposes, it could, among other things, have the effect of delaying, deferring or preventing a change of control transaction and could adversely affect the market price of our common shares and the notes described in this conversion offer memorandum. We have no current plan to issue any preferred shares.

Transfer Agent and Registrar

The Bank of New York is the transfer agent and registrar for our common shares. The Bank of New York’s address is One Wall Street, New York, New York 10286.

Shareholders’ Rights

The CBCA and our articles and bylaws govern us and our relations with our shareholders. The following is a summary of certain rights of holders of our common shares under the CBCA. This summary is not intended to be complete and is qualified in its entirety by reference to our articles and bylaws.

Stated Objects or Purposes

Our articles do not contain any stated objects or purposes and do not place any limitations on the business that we may carry on.

Shareholder Meetings

We must hold an annual meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual meeting or later than six months after the end of our preceding financial year. A meeting of our shareholders may be held at a place within Canada determined by our directors or, if determined by our directors, in New York, New York, United States of America, Los Angeles, California, United States of America, London, England, the Hong Kong Special Administrative Region of The People’s Republic of China or Shanghai, The People’s Republic of China.

Voting at any meeting of shareholders is by show of hands unless a poll or ballot is demanded. A poll or ballot may be demanded by the chairman of our board of directors or by any shareholder present in person or by proxy.

A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution at a meeting at which a quorum is present. An ordinary resolution is a resolution passed by not less than a simple majority of the votes cast by the shareholders entitled to vote on the resolution at a meeting at which a quorum is present.

Notice of Meeting of Shareholders

Our bylaws provide that written notice stating the place, day and time of a shareholder meeting and the purpose for which the meeting is called, shall be delivered not less than 21 days nor more than 60 days before the date of the meeting.

Quorum

Under the CBCA, unless a corporation’s bylaws provide otherwise, a quorum is present at a meeting of the shareholders, irrespective of the number of shareholders actually present at the meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Our bylaws provide that a quorum shall be at least two shareholders entitled to vote at the meeting represented in person or by proxy and holding at least one-third of our total issued and outstanding common shares.

Record Date for Notice of Meeting of Shareholders

The directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but such record date shall not precede by more than 60 days or by less than 21 days the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the meeting is held. If a record date is fixed, notice thereof shall be given, not less than seven days before the date so fixed by newspaper advertisement in the manner provided by the CBCA and by written notice to each stock exchange in Canada on which our shares are listed for trading.

Ability to Requisition Special Meetings of the Shareholders

The CBCA provides that the holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may give notice to the directors requiring them to call a meeting.

Shareholder Proposals

A shareholder entitled to vote at a meeting of shareholders who has held common shares with a fair market value of at least C$2,000 for at least six months may submit to the corporation notice of a proposal and discuss at the meeting any matter in respect of which the shareholder would have been entitled to submit a proposal. A proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than five percent of the shares entitled to vote at the meeting to which the proposal is to be presented. This requirement does not preclude nominations being made at a meeting of shareholders. The proposal must be submitted to the corporation at least 90 days before the anniversary date of the notice of meeting that was sent to shareholders in connection with the last annual meeting.

Vote Required for Extraordinary Transactions

Under the CBCA, certain extraordinary corporate actions are required to be approved by special resolution. Such extraordinary corporate actions include:

•	amendments to articles;

•	arrangements;

•	amalgamations other than amalgamations involving a holding body corporate, one or more wholly owned subsidiaries and/or one or more sister corporations;

•	continuances under the laws of another jurisdiction;

•	voluntary dissolutions; and

•	sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business.

Related Party Transactions

The CBCA does not prohibit related party transactions.

Dissent Rights

The CBCA provides that shareholders of a corporation are entitled to exercise dissent rights and demand payment of the fair value of their shares in certain circumstances. For this purpose, there is no distinction between listed and unlisted shares. Dissent rights exist when a corporation resolves to:

•	amalgamate with a corporation other than a holding body corporate, one or more wholly owned subsidiaries and/or one or more sister corporations;

•	amend the corporation’s articles of incorporation to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

•	amend the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

•	continue under the laws of another jurisdiction;

•	sell, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; or

•	carry out a going-private or squeeze-out transaction.

In addition, a court order in connection with an arrangement proposed by the corporation may permit shareholders to dissent if the arrangement is adopted.

However, a shareholder is not entitled to dissent if an amendment to the articles of incorporation is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

Action by Written Consent

Under the CBCA, shareholders can take action by written resolution and without a meeting only if all shareholders sign the written resolution.

Directors

Number of Directors and Election

Under the CBCA the number of directors of a corporation must be specified in the corporation’s articles. The articles may provide for a minimum and maximum number of directors.

Our articles provide that the number of directors will not be less than three or more than ten. Our board of directors currently consists of six directors.

Our articles provide that our board of directors shall fix and may change the number of directors within the minimum and maximum number of directors provided for in our articles. In addition, our board of directors may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

Shareholders of a corporation governed by the CBCA elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required.

Director Qualifications

Under the CBCA, at least 25% of the directors must be Canadian residents. A director must not be:

•	under eighteen years of age;

•	adjudicated as mentally unsound;

•	a person that is not an individual; or

•	a person who has the status of a bankrupt.

Removal of Directors; Staggered Term

Under the CBCA, a corporation’s shareholders may remove at a special meeting any director before the expiration of his or her term of office and may elect any qualified person in such director’s stead for the remainder of such term by ordinary resolution.

Under the CBCA, directors may be elected for a term expiring not later than the third annual meeting of shareholders following the election. If no term is specified, a director’s term expires at the next annual meeting of shareholders. A director may be nominated for re-election to the board of directors at the end of the director’s term.

Vacancies on the Board of Directors

Under the CBCA, vacancies that exist on the board of directors, except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles, may be filled by the board if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

Limitation of Personal Liability of Directors and Officers

Under the CBCA, in exercising their powers and discharging their duties, directors and officers must act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. No provision in the corporation’s articles, bylaws, resolutions or contracts can relieve a director or officer from the duty to act in accordance with the CBCA or relieve a director from liability for a breach thereof. However, a director will not be liable for breaching his or her duty to act in accordance with the CBCA if the director relied in good faith on:

•	financial statements represented to him by an officer or in a written report of the auditor to fairly reflect the financial condition of the corporation; or

•	a report of a person whose profession lends credibility to a statement made by such person.

Indemnification of Directors and Officers

Under the CBCA and pursuant to our bylaws, we may indemnify any present or former director or officer or an individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. In order to qualify for indemnification such director or officers must:

•	have acted honestly and in good faith with a view to the best interests of the corporation; and

•	in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his or her conduct was lawful.

Indemnification will be provided to an eligible director or officer who meets both these tests and was substantially successful on the merits in his or her defense of the action.

A director or officer is entitled to indemnification from us as a matter of right if he or she is not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

Sources of Dividends

Dividends may be declared at the discretion of the board of directors. Under the CBCA, the directors may not declare, and we may not pay, pay dividends if there are reasonable grounds for believing that (i) we are, or would after such payment be unable to pay our liabilities as they become due or (ii) the realizable value of our assets would be less than the aggregate of our liabilities and of our stated capital of all classes of shares.

Amendments to the Bylaws

The directors may by resolution make, amend or repeal any bylaw unless the articles or bylaws provide otherwise. Our articles and bylaws do not restrict the power of our directors to make, amend or repeal bylaws. When the directors make, amend or repeal a bylaw, they are required under the CBCA to submit the change to the shareholders at the next meeting of shareholders. Shareholders may confirm, reject or amend the bylaw, amendment or repeal by ordinary resolution.

Interested Directors Transactions

Under the CBCA, if a director has a material interest in a material contract or transaction, the director generally may not vote on any resolution to approve the contract or transaction, but the contract is not void or voidable by reason only of the relationship if such interest is disclosed in accordance with the requirements set out in the CBCA, the contract is approved by the other directors or by the shareholders and the contract was fair and reasonable to the corporation at the time it was approved.

Where a director or officer has an interest in a material contract or transaction or a proposed material contract or transaction that, in the ordinary course of the corporation’s business, would not require approval by the directors or shareholders, the interested director or officer shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors, the nature and the extent of the interest forthwith after the director or officer becomes aware of the contract or transaction or proposed contract or transaction.

Committees

Under the CBCA, directors of a corporation may appoint from their number a committee of directors and delegate to such committee certain powers of the directors.

Derivative Actions

Under the CBCA, a complainant (as defined below) may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or to intervene in an existing action to which such body corporate is a party for the purpose of prosecuting, defending or discontinuing the action. A complainant includes a present or former shareholder, a present or former officer or director of the corporation or any of its affiliates, or any other person who in the discretion of the court is a proper person to make such an application. Under the CBCA, no action may be brought and no intervention in an action may be made unless the complainant has given 14 days’ notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court. The court must be satisfied that:

•	the complainant is acting in good faith; and

•	it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it thinks fit, including orders pertaining to the conduct of the action, the making of payments to former and present shareholders and payment of reasonable legal fees incurred by the complainant.

Oppression Remedy

The CBCA provides an oppression remedy that enables a court to make any order it thinks fit to rectify the matters complained of, if the court is satisfied upon application of a complainant (as defined below) that:

•	any act or omission of the corporation or any of its affiliates effects a result;

•	the business or affairs of the corporation or any of its affiliates are or have been conducted in a manner; or

•	the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner,

that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation.

A complainant for this purpose includes a present or former shareholder, a present or former officer or director of the corporation or any of its affiliates, the Director appointed under the CBCA and any other person who in the discretion of the court is a proper person to make such an application.

The exercise of the court’s jurisdiction does not depend on a finding of a breach of such legal and equitable rights. Furthermore, the court may order a corporation to pay the interim costs of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint.

Inspection of Books and Records

Under the CBCA, shareholders and the creditors of the corporation and, their personal representatives may examine, free of charge during normal business hours:

•	the articles, bylaws and all amendments thereto, of the corporation;

•	the minutes and resolutions of shareholders;

•	copies of all notices of directors filed under the CBCA; and

•	the securities register of the corporation.

All shareholders of the corporation may request a copy of the articles, bylaws and all amendments thereto free of charge.

Exchange Controls

Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian public company to non-resident investors. There are no laws of Canada or exchange restrictions affecting the remittance of dividends or similar payments to nonresident holders of our common shares, except as described under “Taxation — Canadian Federal Income Tax Considerations.”

TRANSFER RESTRICTIONS

Common shares issuable upon conversion of notes bearing the CUSIP No. 136635AB 5 may be offered for resale, resold or otherwise transferred without registration under the Securities Act if the holder of the notes is not our “affiliate” within the meaning of Rule 144(a)(1) under the Securities Act.

Common shares issuable upon conversion of notes bearing the CUSIP No. 136635AA 7 will be subject to transfer restrictions. If such shares are uncertificated, they will be subject to stop transfer orders or, if certificated, will bear legends each to the following effect:

THE SECURITIES WERE ISSUED IN CONNECTION WITH THE CONVERSION OF CANADIAN SOLAR INC.’S 6.0% CONVERTIBLE SENIOR NOTES DUE 2017 AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAW AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS SO REGISTERED UNDER THE SECURITIES ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

TAXATION

Certain U.S. Federal Income Tax Considerations

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS CONVERSION OFFER MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON INVESTORS UNDER THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discussion is a summary of certain U.S. federal income tax considerations to U.S. Holders (as defined below) of the tender of notes for conversion pursuant to this conversion offer memorandum and the ownership and disposition of the common shares received upon conversion of the notes. This summary is based on the tax laws of the United States as in effect on the date of this conversion offer memorandum and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this conversion offer memorandum, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. Except where noted, this summary deals only with notes and common shares received upon conversion of the notes that are held as capital assets by U.S. Holders. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to holders holding notes or common shares as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or common shares under the constructive sale provisions of the Code;

•	tax consequences to holders of notes or common shares whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders of notes or common shares that own, actually or constructively, 10% or more of our common shares;

•	tax consequences to investors in partnerships or other pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or non-U.S. tax consequences; and

•	any estate or gift tax consequences.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds notes or common shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) holding the notes or common shares should consult their tax advisors.

INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE TENDER OF NOTES FOR CONVERSION PURSUANT TO THE CONVERSION OFFER AND THE OWNERSHIP AND DISPOSITION OF COMMON SHARES RECEIVED UPON CONVERSION OF THE NOTES.

As used herein, the term “U.S. Holder” means a beneficial owner of notes or common shares received upon the conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Tender of Notes for Conversion

Upon the conversion of a note into common shares (excluding common shares received that are attributable to the increase in the conversion rate pursuant to and described in this conversion offer memorandum, such shares the “additional common shares,” the tax treatment of which is described below under “Payment of Additional Common Shares”), a U.S. Holder generally will not recognize gain or loss except with respect to cash received in lieu of a fractional common share (as discussed below).

A U.S. Holder’s holding period in the common shares received upon conversion (other than additional common shares) generally will include the U.S. Holder’s holding period for the respective note and a U.S. Holder’s aggregate tax basis in such common shares generally will be the same as the U.S. Holder’s basis in the respective note (exclusive of any basis allocable to a fractional common share). A U.S. Holder’s tax basis in a note generally will be the U.S. Holder’s cost therefor, reduced by the amount of amortized bond premium, if any, taken into account with respect to the note, and increased by the amount of market discount, if any, previously included in income with respect to the note. The U.S. Holder’s tax basis in the note generally will be allocated pro rata among the common shares (other than additional common shares) received and any fractional common share that is deemed to be sold for cash.

A U.S. Holder will recognize gain or loss upon the receipt of cash in lieu of a fractional common share in an amount equal to the difference between the amount of cash received and the portion of the U.S. Holder’s tax basis in the note that is allocated to the fractional common share. Except to the extent of any market discount not previously included in income by the U.S. Holder with respect to the portion of the note converted into such fractional common share, such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if at the time of the conversion such note has been held by such U.S. Holder for more than one year. Such gain or loss generally would be U.S. source. Long-term capital gain realized by a non-corporate U.S. Holder is generally subject to taxation at a reduced rate. The deductibility of capital losses is subject to limitations.

However, in the event we are a passive foreign investment company, a U.S. Holder generally will be subject to tax on such gain in the same manner as if such gain were recognized on the sale of common shares in a passive foreign investment company. See the discussion under “Passive Foreign Investment Company,” below.

Payment of Additional Common Shares

The tax treatment of the receipt of the additional common shares is unclear. We believe that the additional common shares should be treated as a fee paid to each tendering U.S. Holder and therefore that the fair market value of such additional common shares should be subject to tax as ordinary income. In such event, a U.S. Holder’s tax basis in its additional common shares would be equal to their fair market value on the date of receipt, and a U.S. Holder’s holding period in its additional common shares would begin on the day following the day of receipt of such additional common shares. However, it is possible that the additional common shares could be treated as additional common shares received pursuant to the conversion of notes, as described above under “Tender of Notes for Conversion.” U.S. Holders should consult their tax advisors as to the proper treatment of the receipt of additional common shares.

Dividends and Other Distributions on the Common Shares

Subject to the passive foreign investment company rules discussed below under “Passive Foreign Investment Company,” the gross amount of all our distributions to a U.S. Holder with respect to the common shares (including any Canadian taxes withheld therefrom) will be included in the U.S. Holder’s gross income as foreign source ordinary dividend income on the date of receipt by the U.S. Holder, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of a U.S. Holder’s tax basis in its common shares, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend. The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may constitute “qualified dividend income” that is taxed at the lower applicable capital gains rate provided that (1) the common shares are readily tradable on an established securities market in the United States or we are eligible for the benefits of the income tax treaty between the United States and Canada, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, (3) certain holding period requirements are met and (4) the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. U.S. Treasury guidance indicates that our common shares, which are listed on the Nasdaq Global Market, are readily tradable on an established securities market in the United States. There can be no assurance that our common shares will be considered readily tradable on an established securities market in later years. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to our common shares.

Subject to certain limitations, Canadian taxes withheld from a distribution to a U.S. Holder will be eligible for credit against such U.S. Holder’s U.S. federal income tax liability. If a refund of the tax withheld is available to the U.S. Holder under the laws of Canada or under the income tax treaty between the United States and Canada, the amount of tax withheld that is refundable will not be eligible for such credit against the U.S. Holder’s U.S. federal income tax liability (and will not be eligible for the deduction against the U.S. Holder’s U.S. federal taxable income). If the dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to common shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” The rules relating to the determination of the U.S. foreign tax credit are complex, and U.S. Holders should consult their tax advisors to determine whether and to what extent a credit would be available. A U.S. Holder that does not elect to claim a foreign tax credit with respect to any foreign taxes for a given taxable year may instead claim an itemized deduction for all foreign taxes paid in that taxable year.

Dispositions of Common Shares

Subject to the passive foreign investment company rules discussed below under “Passive Foreign Investment Company,” a U.S. Holder will recognize U.S. source taxable gain or loss on any sale, exchange or other taxable disposition of a common share equal to the difference between the amount realized for the common share and the U.S. Holder’s tax basis in the common share. Except as discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other disposition such common shares have been held by such U.S. Holder for more than one year. Long-term capital gain realized by a non-corporate U.S. Holder will generally be subject to taxation at a reduced rate. The deductibility of capital losses is subject to limitations. Under the market discount rules of the Code, any gain recognized by a U.S. Holder upon the disposition of common stock should be treated as ordinary income to the extent of any accrued market discount not previously included in income by the U.S. Holder with respect to the note converted into such common stock.

Passive Foreign Investment Company

We do not expect to be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for our current taxable year ending December 31, 2008. However, our actual PFIC status for 2008 will not be determinable until after the close of our 2008 taxable year, and there can be no assurance that we will not be a PFIC for our 2008 taxable year or any future taxable year. A non-U.S. corporation is considered to be a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income, or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the total value of our assets for purposes of the asset test will be calculated using the market price of our common shares (assuming that we continue to a publicly traded corporation for purposes of the applicable PFIC rules), our PFIC status will depend in large part on the market price of our common shares. Accordingly, fluctuations in the market price of our common shares may result in our being a PFIC for any year. If we are a PFIC for any year during which a U.S. Holder holds common shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds common shares, absent a special election. For instance, if we cease to be a PFIC, a U.S. Holder may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to the common shares. If we are a PFIC for any taxable year and any of our non-U.S. subsidiaries is also a PFIC, a U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors about the application of the PFIC rules to any of our subsidiaries.

If we are a PFIC for any taxable year during which a U.S. Holder holds common shares, such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” that it receives and any gain it realizes from a sale or other disposition (including a pledge) of the common shares, unless the U.S. Holder makes a “mark-to-market” election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions such U.S. Holder received during the shorter of the three preceding taxable years or its holding period for the common shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the common shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the common shares cannot be treated as capital, even if the U.S. Holder holds the common shares as capital assets. A U.S. Holder’s holding period in its common shares generally will include its holding period in the note exchanged for such common shares.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to shares of a PFIC to elect out of the tax treatment discussed above. If a U.S. Holder makes a valid mark-to-market election for the common shares, the U.S. Holder will include in income each year an amount equal to the excess, if any, of the fair market value of the common shares as of the close of its taxable year over its adjusted basis in such common shares. The U.S. Holder is allowed a deduction for the excess, if any, of the adjusted basis of the common shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the common shares included in the U.S. Holder’s income for prior taxable years. Amounts included in a U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the common shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss realized on the actual sale or disposition of the common shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such common shares. A U.S. Holder’s basis in the common shares will be adjusted to reflect any such income or loss amounts. If a U.S. Holder makes such an election, the tax rules that ordinarily apply to distributions by corporations that are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for “qualified dividend income” discussed above under “Dividends and Other Distributions on the Common Shares” would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange, including the Nasdaq Global Market, or other market, as defined in applicable U.S. Treasury regulations. We expect that our common shares will continue to be listed on the Nasdaq Global Market and, consequently, the mark-to-market election would be available to U.S. Holders of common shares were we to be a PFIC.

If a non-U.S. corporation is a PFIC, a holder of shares (but not a holder of convertible notes) in that corporation can avoid taxation under the rules described above by making a “qualified electing fund” election to include its share of the corporation’s income on a current basis. However, a U.S. Holder can make a qualified electing fund election with respect to its common shares only if we furnish the U.S. Holder annually with certain tax information, and we do not intend to prepare or provide such information.

A U.S. Holder that holds common shares in any year in which we are a PFIC will be required to file IRS Form 8621 regarding distributions received on the common shares and any gain realized on the disposition of the common shares.

U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to the conversion of notes into common shares and the ownership and disposition of common shares.

Information Reporting and Backup Withholding

Consideration received upon the tender of a note for conversion, dividends on common shares and the proceeds of a sale or redemption of a common share may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 28%, unless the conditions of an applicable exemption are satisfied. Backup withholding will not apply to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status can provide such certification on IRS Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Canadian Federal Income Tax Considerations

The following is, as of the date hereof, a fair and adequate summary of the principal Canadian federal income tax consequences generally applicable to a person (in this summary, a “Holder”) who acquires Notes under the offering at par and who, at all relevant times for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) deals at arm’s length with and is not affiliated with us and is the beneficial owner of the Notes and any common shares to which the Notes have been converted (the “Common Shares” and together, the “Securities”) .

This summary is based on the facts set forth in this offering memorandum, the current provisions of the Canadian Tax Act and regulations thereunder, and counsel’s understanding of the current published administrative and assessing policies and practices of the Canada Revenue Agency (the “CRA”), and takes into account all specific proposals to amend the Canadian Tax Act (the “Proposed Amendments”) publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof. It is assumed that all such amendments will be enacted as currently proposed, and that there will be no other change to any relevant law or administrative or assessing policy or practice, although no assurances can be given in this respect. Except as otherwise expressly set out herein, this summary also does not take into account any provincial, territorial or foreign income tax law, or any income tax treaty or convention, the implications of which may differ from the Canadian federal income tax considerations.

This summary is of a general nature only and is not exhaustive of all Canadian federal income tax considerations that may be relevant to a particular Holder. It is not intended to be, and should not be construed as, legal or tax advice to any particular Holder. Therefore, each person contemplating a purchase of Notes under the Offering is urged to consult the person’s own tax advisers with respect to the person’s particular circumstances.

Holders Who Are Not Residents of Canada (each such Holder, a “Non-Resident Holder”)

This section of the summary applies solely to Holders who at all relevant times for purposes of the Canadian Tax Act and any applicable tax treaty or convention,

•	are not and are not deemed to be resident in Canada,

•	do not and are not deemed to use or hold any Securities in or in the course of a business carried on in Canada, and

•	do not carry on an insurance business in Canada and elsewhere,

Interest

A Non-Resident Holder to whom the Company pays or credits, or is deemed to pay or credit, an amount as, on account of, or in lieu of interest on a Note will not be subject to Canadian federal income tax under the Canadian Tax Act on the amount.

Conversion of Notes for Common Shares

A Non-Resident Holder who exchanges a Note for Common Shares pursuant to the terms of the Note will not be subject to Canadian federal income tax under the Canadian Tax Act as a result of such exchange.

Disposition of Notes or Common Shares

A Non-Resident Holder who realizes a capital gain on the actual or deemed disposition of a Note or Common Share will not be subject to Canadian federal income tax under the Canadian Tax Act in respect of the capital gain unless such Note or Common Share, as the case may be, constitutes “taxable Canadian property” to the Non-Resident Holder for purposes of the Canadian Tax Act and the Non-Resident Holder is not exempt from Canadian federal income tax on such gain pursuant to the terms of an applicable tax treaty or convention.

Generally, a Common Share or a Note owned by a Non-Resident Holder will not be taxable Canadian property of the Non-Resident Holder at a particular time provided that, at that time,

•	our common shares are listed on the Nasdaq Global Market,

•	neither the Non-Resident Holder nor persons with whom the Non-Resident Holder does not deal at arm’s length alone or in any combination has owned 25% or more of the shares of any class or series of shares in the capital of the Company at any time in the previous five years, and

•	the Common Share was not acquired in a transaction (including on an exchange of the related Note pursuant to the terms of such Note) as a result of which it was deemed to be taxable Canadian property of the Non-Resident Holder.

The Notes will not constitute taxable Canadian property of a Non-Resident Holder provided that the Common Shares are not taxable Canadian property.

Dividends

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder by us will be subject to Canadian withholding tax at the rate of 25% unless reduced by the terms of an applicable tax treaty or convention. Under the Canada-United States Tax Convention (1980) (the “US Treaty”), the rate of withholding tax on dividends paid or credited to a Non-Resident Holder who is a resident in the United States for purposes of the US Treaty (a “US Holder”) is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a US Holder that is a corporation beneficially owning at least 10% of our “voting stock” within the meaning of the US Treaty).

US Holders

On September 21, 2007, the Minister of Finance (Canada) and the United States Secretary of the Treasury signed the fifth protocol to the US Treaty (the “Protocol”) which includes amendments to many of the provision of the US Treaty, including significant amendments to the limitation on benefits provision. The Protocol will enter into force once it is ratified by both the Canadian and United States governments (or on January 1, 2008, if it is ratified in 2007) and will have effect in respect of withholding taxes, after the first day of the second month that begins after the date on which the Protocol enters into force. US Holders are urged to consult their own tax advisors to determine the impact of the Protocol and their entitlement to relief under the US Treaty based on their particular circumstances.

Holders Who Are Residents of Canada (a “Resident Holder”)

This section of the summary applies solely to a Holder who at all relevant times for the purposes of the Canadian Tax Act:

•	is or is deemed to be resident in Canada,

•	holds the Securities as capital property,

•	is neither a “financial institution” for the purposes of the mark-to-market rules in the Tax Act nor a “specified financial institution”,

•	is not an entity an interest in which is a “tax shelter investment”, and

•	is not subject to proposed subsection 261(4) of the Canadian Tax Act.

The Securities generally will be considered to be capital property to a Resident Holder unless the Resident Holder holds the Securities in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities, or has acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade.

A Resident Holder whose Securities might not constitute capital property may, in certain circumstances, irrevocably elect under subsection 39(4) of the Tax Act to have the Securities and all other Canadian securities held by the Resident Holder treated as capital property.

All amounts relative to the acquisition, holding or disposition of the Securities (including adjusted cost base, interest, dividends and proceeds of disposition) must be expressed in Canadian dollars for purposes of the Canadian Tax Act. An amount denominated in foreign currency, such as US dollars, would generally need to be converted into Canadian dollars based on the rate of exchange quoted by the Bank of Canada at noon on the day such amount arose.

Taxation of Interest

A Resident Holder that is a corporation, partnership, unit trust or trust of which a corporation is a beneficiary, will be required to include in its income for a taxation year any interest on a Note that accrues to the Resident Holder to the end of the taxation year or that becomes receivable or is received by it before the end of the taxation year, to the extent that the Resident Holder did not include the amount in income for a preceding taxation year.

Any other Resident Holder, including an individual, will be required to include in income for a taxation year any interest on a Note received or receivable (depending upon the method regularly followed by the Resident Holder in computing income) by the Resident Holder in the taxation year to the extent that the Resident Holder did not include the interest in income for a preceding taxation year.

Conversion of Notes for Common Shares

A Resident Holder who exchanges a Note for Common Shares pursuant to the terms of the Note will be deemed to have acquired those Common Shares at a cost equal to the adjusted cost base of the Note to the Resident Holder immediately before the exchange. The exchange will not be considered to be a disposition of the Note for the purposes of the Canadian Tax Act, and therefore will not give rise to a capital gain or capital loss.

The adjusted cost base to the Resident Holder of the Common Shares so received will be determined by averaging the cost of those shares with the adjusted cost base of all other common shares held by the Resident Holder as capital property.

A Resident Holder who upon conversion of a Note receives $200 or less in lieu of a fraction of a Common Share may treat this amount either as proceeds of disposition of the fraction of the Common Share, thereby realizing a capital gain or capital loss, or as a reduction of the cost of the Common Shares that the Resident Holder receives on the conversion.

Disposition of Notes

A Resident Holder who disposes or is deemed to dispose of a Note, including by sale, conversion, redemption, repayment or purchase by the Company, generally will be required to include in income for the taxation year in which the disposition occurs the amount of interest accrued or deemed to accrue to the date of disposition, to the extent that the Resident Holder has not otherwise included the amount in income for the taxation year or a preceding taxation year.

A Resident Holder who disposes of a Note (but excluding a disposition by exchange of a Note exclusively for Common Shares (other than an amount not more than the US dollar equivalent of Canadian $200 received in lieu of a fraction of a Common Share) pursuant to the terms of the Note) generally will realize a capital gain (or capital loss) equal to the amount by which the Resident Holder’s proceeds of disposition, less reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the Note to the Resident Holder. Any capital gain or loss so arising will be subject to the usual rules governing the taxation of capital gains and capital losses. See “Canadian Federal Income Tax Considerations — Holders Who are Residents of Canada — Capital Gains and Capital Losses”.

Disposition of Common Shares

A Resident Holder who disposes of a Common Share generally will realize a capital gain (or capital loss) equal to the amount by which the Resident Holder’s proceeds of disposition, less reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the Common Share to the Resident Holder. Any capital gain or loss so arising will be subject to the usual rules governing the taxation of capital gains and capital losses. See “Canadian Federal Income Tax Considerations — Holders Who are Residents of Canada — Capital Gains and Capital Losses.”

Capital Gains and Capital Losses

A Resident Holder who realizes a capital gain or capital loss in a taxation year will be required to include one half of the capital gain (“taxable capital gain”) in income, and may deduct one half of the capital loss (“allowable capital loss”) against taxable capital gains realized in the taxation year of the disposition. The Resident Holder may deduct any unused allowable capital loss against net taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, subject to and accordance with the provisions of the Canadian Tax Act.

The amount of any capital loss arising from a disposition or deemed disposition of a Common Share by a Resident Holder may, to the extent and under circumstances specified in the Canadian Tax Act, be reduced by the amount of certain dividends received or deemed to be received by the Resident Holder on a Common Share. Resident Holders to whom these rules may be relevant should consult their own tax advisers.

Individuals (other than certain trusts) may be subject to alternative minimum tax in respect of realized capital gains.

Dividends

A Resident Holder who is an individual (other than certain trusts) will be required to include in income any taxable dividend that the Resident Holder receives, or is deemed to receive, on Common Shares, and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit for “eligible dividends” (as defined in the Canadian Tax Act). A taxable dividend will be eligible for the enhanced gross-up and dividend tax credit if the paying corporation designates the taxable dividend as an eligible dividend by providing written notice to the dividend recipient. There may be limitations on the ability of a corporation to designate dividends as eligible dividends.

A Resident Holder that is a corporation generally will be required to include in income any taxable dividend that it receives or is deemed to be receive on Common Shares, and generally will be entitled to deduct an equivalent amount in computing its taxable income.

A Resident Holder that is a “private corporation” or a “subject corporation” (each as defined in the Canadian Tax Act), may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on any taxable dividend that it receives or is deemed to receive on Common Shares to the extent that such taxable dividend is deductible in computing such Resident Holder’s taxable income. Any such Part IV tax will generally be refundable to such Resident Holder at the rate of $1 for every $3 of taxable dividends that it pays while it is a private corporation.

Canadian-Controlled Private Corporations

A Resident Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the Canadian Tax Act) for the year, including interest income, taxable capital gains and non-deductible dividends.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this conversion offer memorandum. We incorporate by reference the documents listed below.

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2006, filed with the SEC on May 29, 2007; and

•	Our reports of foreign private issuer on Form 6-K filed with the SEC on June 11, 2007, August 15, 2007, October 2, 2007, October 29, 2007, November 15, 2007, November 30, 2007, December 4, 2007, December 5, 2007, March 6, 2008, May 13, 2008, May 14, 2008 and May 23, 2008.

We will provide without charge to each person to whom a copy of this conversion offer memorandum is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this conversion offer memorandum incorporates). Requests should be directed to:
Canadian Solar Inc.
No. 199 Lushan Road
Suzhou New District
Suzhou, Jiangsu 215129
People’s Republic of China
Attention: Investor Relations
Telephone: (86-512) 6690 8088

You should rely only on the information that we incorporate by reference or provide in this conversion offer memorandum. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this conversion offer memorandum is accurate as of any date other than the date on the front of those documents.

INTERESTS OF DIRECTORS AND OFFICERS

To our knowledge after reasonable inquiry, none of our directors, executive officers or controlling persons, or any of their affiliates or associates, own notes or will be surrendering notes for conversion pursuant to the conversion offer. Neither we, nor any of our subsidiaries or associates nor, to our knowledge after reasonable inquiry, any of our directors, executive officers, or controlling persons (or any of their affiliates), nor any executive officer or director of any of our subsidiaries, has engaged in any transactions in the notes during the 60 days prior to the date hereof.

There is no present or proposed material agreement, arrangement, understanding or relationship between us and any of our executive officers, directors, controlling persons or subsidiaries.

FINANCIAL ADVISOR

Piper Jaffray & Co. is providing financial advisory services to us in connection with the offer to convert, and we will pay Piper Jaffray US$562,500 plus reimbursement of expenses for their services as financial advisor. We will not pay any commission or other remuneration to Piper Jaffray or any other person to solicit tenders of notes in the offer to convert. In the ordinary course of business, Piper Jaffray makes markets in various securities and during the offer to convert may hold long or short positions for its account or the accounts of customers in the notes or our common stock.

INFORMATION AGENT

Georgeson Inc. has been appointed as the information agent for the conversion offer. We have agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable out-of-pocket expenses. All requests to the information agent for assistance in connection with the conversion offer or for additional copies of this conversion offer memorandum or related materials should be directed to the information agent at 199 Water Street, 26th Floor, New York, New York 10038, telephone number (800) 223-2064.

CONVERSION AGENT

The Bank of New York has been appointed conversion agent for the conversion offer. We have agreed to pay the conversion agent reasonable and customary fees for its services and will reimburse the conversion agent for its reasonable out-of-pocket expenses. All completed letters of transmittal should be directed to the conversion agent at the address set forth on the back cover of this conversion offer memorandum. All requests to the conversion agent for assistance in connection with the conversion offer should be directed to the conversion agent as set forth on the back cover of this conversion offer memorandum.

FEES AND EXPENSES

Fees and expenses in connection with the conversion offer are estimated to be approximately US$1.5 million. We will bear the cost of all of fees and expenses relating to the conversion offer. We are making the principal conversion offer by mail and overnight courier. However, where and as permitted by applicable law, offers may be made by facsimile, telephone, email or in person. We will also pay the conversion agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify each of the conversion agent, the financial advisor and the information agent against certain liabilities and expenses in connection with the conversion offer, including liabilities under the federal securities laws.

MISCELLANEOUS

We are not aware of any jurisdiction in which the making of the conversion offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the conversion offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the conversion offer will not be made to (nor will surrenders of notes for conversion in connection with the conversion offer be accepted from or on behalf of) the owners of such notes residing in such jurisdiction.

Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the conversion offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Where You Can Find More Information.”

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this conversion offer memorandum and, if given or made, such information or representation may not be relied upon as having been authorized by us or the financial advisor.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these materials may be examined without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. You may also obtain these materials from us at no cost by directing a written or oral request to us at Canadian Solar Inc., No. 199 Lushan Road, Suzhou New District, Suzhou, Jiangsu 215129. People’s Republic of China, Attention: Investor Relations, or by telephone at (86-512) 6690 8088 or by facsimile at (86-512) 6690 8087. In addition, the SEC maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the SEC.

The conversion agent for the conversion offer is:

The Bank of New York

By Regular, Registered or Certified Mail; Hand or Overnight Delivery:	By Facsimile Transmission (for Eligible Institutions Only):

101 Barclay Street, Floor 4 East New York, New York 10286 Attention: Global Corporate Trust (Canadian Solar Inc. 6.0% Convertible Senior Notes due 2017)	(212) 815-5802 or (212) 815-5803 Attention: Global Corporate Trust (Canadian Solar Inc. 6.0% Convertible Senior Notes due 2017)

For Confirmation by Telephone
(212) 815-8394

Any requests for additional copies of this conversion offer memorandum and the related materials may be directed to the information agent at the address and telephone number set forth below.

The information agent for the conversion offer is:

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038

Banks and Brokers, call collect:
(212) 440-9800

All Others, call Toll Free:
(800) 223-2064
Outside North America, call collect:
(212) 440-9800

Other requests for information relating to the conversion offer may be directed to the financial advisor at the address and telephone number set forth below.

The financial advisor for the conversion offer is:

PIPER JAFFRAY & CO.
345 California Street, Suite 2400
San Francisco, California 94104
Attention: Iain Franks

(877) 371-5212 (toll free)